Exhibit 2.1

EXECUTION VERSION

Dated 5 January 2017

SUNEDISON YIELDCO UK HOLDCO 2, LLC and TERRAFORM POWER OPERATING, LLC and VORTEX SOLAR UK LIMITED

SALE AND PURCHASE AGREEMENT relating to the sale and purchase of shares in TerraForm UK2 Intermediate Holdings, Ltd

Linklaters

Linklaters LLP One Silk Street London EC2Y 8HQ
Telephone (+44) 20 7456 2000
Facsimile (+44) 20 7456 2222

Ref L-250204

Table of Contents
Contents    Page

1	Interpretation 1

2	Sale and Purchase of the Shares 12

3	Consideration 12

4	Purchase Price Escrow Account 13

5	Conditions Precedent 14

6	Pre-Completion Seller Undertakings 16

7	Completion 16

8	No Leakage 18

9	Pre-Completion Adjustment 18

10	Warranties and Undertakings 23

11	Limitation of Liability 24

12	Spare Parts Escrow Account 28

13	Guarantee 30

14	Signing deliverables 31

15	Indemnification Agreement 31

16	Announcements 31

17	Confidentiality 32

18	Notices 34

19	Assignment 35

20	Costs and Expenses 36

21	Invalidity 37

22	Third Party Rights 37

23	Further Assurance 37

24	Whole Agreement 37

25	Variation and Waiver 38

26	Counterparts 38

27	Payments 39

28	Governing Law and Jurisdiction 39

29	Agent for Service of Process 39
Schedule 1 Group Details    42
Schedule 2 Seller’s Warranties    48
Schedule 3 Purchaser’s Warranties    57
Schedule 4 Completion    58
Schedule 5 Company Assets and Liabilities    60
Schedule 6 Conduct of the Group Companies Pre-Completion    61
Schedule 7 Properties    64
Schedule 8 Further Condition    66
Schedule 9 Form of Indemnification Agreement    69

This Agreement is made as a deed on 5 January 2017 between:

(1)
SunEdison Yieldco UK HoldCo 2, LLC, a company incorporated under the laws of the State of Delaware, whose registered office is at 7550 Wisconsin Ave, Bethesda, MD, 20814, United States of America (the “Seller”);

(2)
TerraForm Power Operating, LLC, a company incorporated under the laws of the State of Delaware and whose registered office is at 7550 Wisconsin Ave, Bethesda, MD, 20814, United States of America (the “Guarantor”); and

(3)
Vortex Solar UK Limited, a company registered in England and Wales with company number 10473926 and whose registered office is at 6 St Andrew Street, London, EC4A 3AE, United Kingdom (the “Purchaser”),

(together the “Parties”, and each a “Party”).
Whereas:

(A)	The Seller has agreed to sell and the Purchaser has agreed to buy the Shares on the terms and subject to the conditions of this Agreement.

(B)
The Purchaser has agreed to redeem the Loan Note on behalf of the Company and pay the Other Receivables (if any) on behalf of the Company at Completion (and, for the avoidance of doubt, the Company will as a result thereof owe an amount equal to the Loan Note Redemption Amount and the Other Receivables Payment Amount (if any) to the Purchaser) in accordance with Clause 7.

(C)
The Purchaser has agreed to pay the Receivable on behalf of the Direct Subsidiary at Completion (and, for the avoidance of doubt, the Direct Subsidiary will as a result thereof owe an amount equal to the Receivable Payment Amount to the Purchaser) in accordance with Clause 7.

It is agreed as follows:

1	Interpretation

1.1	In this Agreement:
“Affiliate” means, in respect of any:

(i)
person that is an undertaking, any person who or which, directly or indirectly, controls, or is controlled by, or is under common control with such person and “control” (together with its correlative meanings, “controlled by” and “under common control with”) means with respect to any other person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies of such person (whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise); or

(ii)	individual, his or her spouse, or civil partner, and his or her grandparents (and those of his spouse or civil partner) and all descendants of those grandparents, provided that Affiliate shall, in relation to the Seller, exclude the Group;
“Agent” has the meaning given to it in Clause 29.1;
“Aggregate Amount” means £196,100,000;

“Agreed Form” means, in relation to any document, the form of that document which has been initialled for the purpose of identification by the Purchaser (or the Purchaser’s Solicitors on behalf of the Purchaser) and the Seller (or the Seller’s Solicitors on behalf of the Seller) with such alterations as may be agreed in writing between the Seller and the Purchaser from time to time;
“Anti-Corruption Laws” means:

(i)	the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions;

(ii)
the Foreign Corrupt Practices Act of 1977 of the United States of America, as amended by the Foreign Corrupt Practices Act Amendments of 1988 and 1998, and as may be further amended and supplemented from time to time;

(iii)	the Bribery Act 2010; and

(iv)
any other applicable law (including any (a) statute, ordinance, rule or regulation; (b) order of any court, tribunal or any other judicial body; and (c) rule, regulation, guideline or order of any public body, or any other administrative requirement) which:

a.	prohibits the conferring of any gift, payment or other benefit on any person or any officer, employee, agent or adviser of such person; and/or

b.	is broadly equivalent to (ii) or (iii) or was intended to enact the provisions of the OECD Convention described in (i) or which has as its objective the prevention of corruption;
“Anti-Money Laundering Laws” means:

(i)	all applicable financial recordkeeping and reporting requirements, including those of the Currency and Foreign Transactions Reporting Act of 1970, as amended; and

(ii)
the applicable anti-money laundering statutes of all jurisdictions where the relevant entity conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental or regulatory agency;

“Audited Accounts” means the audited accounts of the Company as at, and for the twelve month period ended on, the Locked Box Date, which are prepared on a basis such that any audit adjustment required to obtain an unqualified opinion is reflected therein, and to the extent audited adjustments are needed they are stated therein;
“Audited Project and Holding Companies Accounts” means the audited accounts of each of the Project Companies, the Holding Companies and the Direct Subsidiary as at, and for the twelve month period ended on, the Locked Box Date;
“Business Day” means a day which is not a Friday, Saturday, Sunday or public holiday in London, Luxembourg, the State of Delaware or the United Arab Emirates;
“Certificates of Title” means the certificates of title in respect of the Properties in the Data Room;
“Claim” means any claim for breach of a Seller’s Warranty or a Tax Deed Claim;

“Common Terms Agreement” means the common terms agreement entered into between, among others, the Direct Subsidiary (as borrower), Abbey National Treasury Services plc (trading as Santander Global Banking & Markets) (as arranger and underwriter) and Santander UK Plc (as both facility agent and as security trustee) dated 6 November 2015, as amended and restated from time to time;
“Company” means TerraForm UK2 Intermediate Holdings, Ltd, details of which are contained in Part A of Schedule 1 (Group Details);
“Completion” means completion of the sale and purchase of the Shares in accordance with Clause 7;
“Completion Date” means the date on which Completion occurs;
“Conditions” has the meaning given to it in Clause 5.1 and “Condition” shall be construed accordingly;
“Confidential Information” has the meaning given to it in Clause 17.1;
“Consideration” has the meaning given to it in Clause 3.1;
“Data Room” means the electronic data room containing documents and information relating to the Group made available by the Seller at www.intralinks.com, the contents of which are listed in the Schedule to the Disclosure Letter;
“Dealing” has the meaning given to it in Clause 19.1;
“Direct Subsidiary” means TerraForm UK3 Intermediate Holdings Limited, details of which are contained in Part B of Schedule 1 (Group Details);
“Disclosure Letter” means the letter dated on the same date as this Agreement from the Seller to the Purchaser;
“Encumbrances” means any lien, pledge, charge (fixed or floating), mortgage, option, right of pre-emption, retention arrangement, right to acquire, assignment by way of security, trust arrangement for the purpose of providing security or other security interests of any kind and any agreement to create any of the foregoing;
"Environment" means any or all living organisms including the ecological systems of which they form part and the following media (alone or in combination): air (including the air within the buildings and the air within other natural or man-made structures whether above or below ground); water (including without limitation water under or within land or in drains or sewers and surface, ground, coastal and inland waters); land (including surface land, sub-surface strata, land under water and natural and manmade structures); and in the case of man includes his senses and his property;
"Environmental Claim" means any claim or demand or any civil or administrative litigation, arbitration, dispute resolution proceedings, suit, action, notice or other enforcement process or any voluntary action approved by any regulatory authority, or any enquiry or investigation by any regulatory authority, official warning, abatement or other order or notice (conditional or otherwise) relating to the pollution or protection of the Environment, or harm or protection of the health of humans, animals or plants under any Environmental Laws;
"Environmental Laws" means all applicable laws (including all or any of statute, common law, rule, regulation, treaty, directive, direction, decision of the court, bye-law, code of practice,

circular, guidance note, statutory guidance, order, notice, demand or official guideline of any regulatory authority, agency or body) in force in any relevant jurisdiction (including the European Union) at any time up to and including the date of this Agreement to the extent that they relate to or concern the protection of human health or the Environment or the conditions of the workplace and worker health and safety or they regulate, control or prohibit the generation, use, handling, emission, transportation, storage, treatment or disposal of any substance or any noise, vibration, odour, light or radioactivity or have as a purpose or effect the provision of remedies or compensation for harm or damage to the Environment or any loss arising therefrom;
“EPC Contractor” means the “Contractor” as defined in each EPC Contract;
“EPC Contracts” means the engineering, procurement and construction agreements contained in the Data Room and entered into between the EPC Contractor and the relevant Project Company;
“Equity Commitment Letters” means: (i) the equity commitment letter from Tenaga Nasional Berhad addressed to the Purchaser and EFG Hermes Holding SAE; (ii) the equity commitment letter from EFG Hermes Holding SAE addressed to the Purchaser and Tenaga Nasional Berhad; and (iii) the equity commitment letter from the Purchaser, Tenaga Nasional Berhad and EFG Hermes Holding SAE to the Seller;
“Estimate” has the meaning given to it in Clause 12.5;
“Estimated Total Assets” means the total assets of the Company (other than (i) the Company’s shareholding in the Direct Subsidiary; and (ii) amounts due to the Company from other Group Companies) as set out in Schedule 5;
“Estimated Total Liabilities” means the total liabilities of the Company (other than (i) pursuant to the Loan Note; (ii) amounts due from it to other Group Companies; and (iii) the Other Receivables) as set out in Schedule 5;
“Estimated Total Working Capital” means the Estimated Total Assets minus the Estimated Total Liabilities;
“Existing Facilities” means the facilities provided pursuant to the Common Terms Agreement;
“Existing Finance Parties” means each “Finance Party” as defined in the Common Terms Agreement;
“Financial Debt” means all borrowings and other indebtedness by way of overdraft, acceptance credit or similar facilities, loan stocks, bonds, debentures, notes, debt or inventory financing, finance leases or sale and lease back arrangements or any other arrangements the purpose of which is to borrow money, together with forex, interest rate or other swaps, hedging obligations, bills of exchange, recourse obligations on factored debts and obligations under other derivative instruments;
“Fundamental Warranties” means those Seller’s Warranties set out in paragraphs 1, 2 and 22 of Schedule 2 (Seller’s Warranties);
“Fundamental Warranty Claim” means any claim for breach of a Fundamental Warranty;
“Governmental Authority” means any supranational, national, state, municipal or local government (including any subdivision, court, administrative agency or commission or other authority thereof) or any other supranational, governmental, intergovernmental, body, department or organisation, including the European Union, or any regulatory body appointed by any of the foregoing, in each case, in any jurisdiction;
“Group” means the Group Companies, taken as a whole;
“Group Companies” means the Company, the Direct Subsidiary, the Holding Companies and the Project Companies and “Group Company” means any one of them;
“Guaranteed Obligations” has the meaning given to it in Clause 13.1;
“Holding Companies” means the companies listed in Part C of Schedule 1 (Group Details);
“IASB” means the International Accounting Standards Board;
“IFRS” means the body of pronouncements issued by the IASB, as adopted for use in the European Union further to the IASB regulation (EC 1606 / 2002), including International Financial Reporting Standards and interpretations approved by the IASB and International Accounting Standards and Standing Interpretations Committee interpretations approved by the predecessor International Accounting Standards Committee;
“Income” has the meaning given to it in Clause 12.3;
“Indemnification Agreement” means the indemnification agreement in the form set out in Schedule 9 to be entered into between the Indemnifying Parties (as defined therein) and the Purchaser on the date hereof;
“Independent Inventory Report” has the meaning given to it in Clause 12.6;
“Independent Technical Adviser” means Fichtner, or such other recognised technical advisor of reputable standing as shall be agreed in writing between the Seller and Purchaser;
“Leakage” means any of the following (but does not include any amount in respect of VAT which is recoverable or otherwise creditable as input tax by a Group Company):

(i)
the incurring of any liability or obligation by any Group Company to, or for the benefit of, the Seller or any of its Related Persons, including any management or monitoring fees, any increase in the interest payable on the Loan Note, any repayment of principal and/or payment of interest on the Loan Note and any repayment of principal and/or payment of interest on the Receivable and Other Receivables (other than the payment of the Loan Note Redemption Amount, the Receivable Payment Amount and any Other Receivables Payment Amount pursuant to Clause 7.4);

(ii)	any dividend or distribution (whether in cash or in kind) declared, paid, made or agreed or required to be made by any Group Company to the Seller or any of its Related Persons;

(iii)	the issue or sale of any securities of any Group Company to, on behalf of, or for the benefit of the Seller or any of its Related Persons;

(iv)
any payments made or benefits conferred (whether in cash or in kind), or agreed to be made or conferred by any Group Company to, on behalf of, or for the benefit of the Seller or any of its Related Persons, including in respect of the issue, redemption, repurchase, repayment or acquisition of any share capital or other securities of any

Group Company, or any other return of capital to, on behalf of, or for the benefit of the Seller or any of its Related Persons by a Group Company;

(v)
the waiver, deferral or release or agreement to waive, defer or release by any Group Company of (a) any amount owed to that Group Company by the Seller or any of its Related Persons, or (b) any claims by a Group Company in respect of any agreement or arrangement with the Seller or any of its Related Persons;

(vi)
any assumption or discharge of any liability (including in relation to any recharging of costs of any kind), or any guarantee, indemnity or security provided, by any Group Company on behalf of, or for the benefit of the Seller, or any of its Related Persons;

(vii)
any costs, liabilities, fees, bonuses or expenses related to the Transaction to the extent paid, payable, assumed, indemnified or incurred by any Group Company on behalf of, or for the benefit of, the Seller or any of its Related Persons;

(viii)	any amounts paid by any Group Company to any member of the Seller’s Group in respect of any Spare Parts Stock;

(ix)	any payment that reduces the amount that the Seller is or would be required to pay under any Transaction Document or any Project Document;

(x)	any payment which arises solely due to or as a result of the termination of any or all of the O&M Agreements, the Management Services Agreements and/or the Transitional Services Agreement;

(xi)	any agreement to make or undertake any of the payments or matters set out in (i) to (x) above; or

(xii)
the payment or agreement to pay by any Group Company of any Tax, or amount on account of, or in respect of, Tax (including any Tax which would have been charged in the absence of any Purchaser’s Relief), fees, costs or expenses directly as a consequence of any of the matters set out in (i) to (xi) of this definition (inclusive);

“Leases” means the leases of the Properties in relation to the Projects;
“Legal Opinion” means the legal opinion issued to the Purchaser on the date of this Agreement by the legal counsel of TerraForm Power, which opines on, among other things, the Seller’s and the Guarantor’s capacity and authority to enter into the Transaction and each of the Transaction Documents to which they are a party;
“Lightsource” means Lightsource Renewable Energy Holdings Limited, a company registered in England and Wales with company number 09496737;
“Loan Note” means the 7.5 per cent. £172,817,034.25 unsecured loan note 2015 issued by the Company to the Noteholder on 30 October 2015 (as amended and restated on 21 November 2016) and, as at the date of this Agreement, the total principal outstanding thereunder is £73,297,789.40 and the interest accrued thereon is £3,248,543.89;
“Loan Note Redemption Amount” means the amount in sterling required to redeem the Loan Note in accordance with its terms and any other amount required to be paid by the Company under the Loan Note in order to redeem the Loan Note, in each case on the Completion Date;

“Loan Note Redemption Deed” means the deed in the Agreed Form to be executed and delivered by or on behalf of the Company and the Noteholder relating to the redemption of the Loan Note;
“Locked Box Accounts” means the unaudited balance sheet of the Company as at the Locked Box Date in the Agreed Form;
“Locked Box Date” means 31 December 2015;
“Long Stop Date” means 31 July 2017 or such other date as the Seller and the Purchaser may agree in writing;
“Losses” means all losses, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, claims and demands;
“Management Services Agreements” means the management services agreements entered into between each of the Project Companies and SunE Greenfield, together with the associated parent guarantees, in each case as contained in the Data Room;
“Material Adverse Change” means any event, circumstance, effect, occurrence or state of affairs or any combination of them (whether existing or occurring on or before the date of this Agreement) which is materially adverse to the business, operations, assets, liabilities (including contingent liabilities), Properties or the business or financial condition, results or prospects of any Group Company or the Group Companies taken as a whole, other than any event, circumstance, effect, occurrence or state of affairs or any combination of them also affecting similar businesses operating in the solar photovoltaic sector in the United Kingdom;
“Noteholder” means TerraForm Power Finance B.V., a company incorporated under the laws of the Netherlands, whose registered office is at Barbara Strozzilaan 201, 10833 HN Amsterdam, The Netherlands;
“Notice” has the meaning given to it in Clause 18.1;
“Notified Leakage Amount” means any Leakage that has occurred between the Locked Box Date and the date on which the Leakage Amount is notified to the Purchaser pursuant to Clause 7.2.1(iv) and which is deducted for the purposes of calculating the Consideration pursuant to Clause 3.1.5;
“O&M Agreements” means the operation and maintenance agreements entered into between each of the Project Companies and SunE Greenfield, together with the associated guarantees and direct agreements, in each case as contained in the Data Room;
“Other Receivables” means any receivables owed by the Company to any member of the Seller’s Group (other than to any other Group Company) as set out in the Audited Accounts (other than pursuant to the Loan Note);
“Other Receivables Payment Amount” means the amount in sterling required to settle the balance outstanding on the Other Receivables to the relevant member(s) of the Seller’s Group in full on the Completion Date;
“Payment Schedule” has the meaning given to it in Clause 7.2.1;
“PPAs” means the power purchase agreements relating to the Projects contained in the Data Room;

“Press Announcements” means the press announcements relating to the Transaction in the Agreed Form;
“Proceedings” means any proceeding, suit or action arising out of, or in connection with, this Agreement or its subject matter (including its validity, formation at issue, effect, interpretation, performance or termination) or any transaction contemplated by this Agreement;
“Project Companies” means the companies listed in Part D of Schedule 1 (Group Details) and “Project Company” means any one of them;
“Project Documents” has the meaning given to it in the Common Terms Agreement;
“Projects” means the photovoltaic projects owned by the Project Companies;
“Properties” means the properties, specified in Schedule 7;
“Purchaser’s Disagreement Notice” has the meaning given to it in Clause 9.2.1;
“Purchaser’s Group” means Beaufort Investments, S.à r.l., Vortex Solar Investments S.à r.l., Vortex Solar UK4 Limited, Vortex Solar UK3 Limited, Vortex Solar UK2 Limited and the Purchaser (including, with effect from Completion only, each Group Company), but shall exclude any third party investor in any member of the Purchaser’s Group;
“Purchase Price Escrow Account” means the purchase price escrow account to be established in accordance with the Purchase Price Escrow Agreement;
“Purchase Price Escrow Agreement” has the meaning given to it in Clause 4.1.2;
“Purchase Price Escrow Amount” means £170,955,922.59;
“Purchase Price Escrow Bank” means a reputable bank located in the United Kingdom with an investment grade credit rating of at least BBB- with Standard & Poor’s or Baa3 with Moody’s, the identity of which is notified by the Purchaser to the Seller in accordance with Clause 4.1.1;
“Purchase Price Escrow Period” has the meaning given to it in Clause 4.6;
“Purchaser’s Relief” has the meaning given to it in the Tax Deed;
“Purchaser’s Solicitors” means Watson Farley & Williams, LLP of 15 Appold Street, London, EC2A 2HB, United Kingdom;
“Purchaser’s Warranties” means the warranties set out in Schedule 3 (Purchaser’s Warranties);
“Receivable” means the £13,215,000 receivable owed by the Direct Subsidiary to the Guarantor as at the Locked Box Date;
“Receivable Payment Amount” means the amount in sterling required to pay the Receivable in full to the Guarantor on the Completion Date;
“Related Persons” means, with respect to the Seller:

(i)	the Seller’s Affiliates; and

(ii)	the directors, officers and employees of the Seller and its Affiliates;
“Remedial Works” means any measures to investigate, monitor, remove, remedy, clean up, abate, contain, prevent, treat, mitigate or ameliorate the presence or effect on the Environment of any pollution or contamination including without limitation the removal, treatment and disposal of material and the treatment and monitoring of groundwaters and gases (but excluding any works to remediate the corrosion effects on the piles and their zinc coating at the Hill House Farm site and any structural weakness of racks in external rows affected by wind at the Crundale Extension Project);
“Remedial Works Agreement” means the agreement in the Agreed Form to be entered into between Vogt Solar Limited, the Direct Subsidiary, Sunsave 14 (Fenton) Limited and Cambridge Solar Power Limited;
“Reporting Accountants” means an independent firm of chartered accountants of international repute to be agreed by the Seller and the Purchaser within seven days of a Notice by one to the other requiring such agreement or failing such agreement to be nominated on the application of either of them by or on behalf of the President for the time being of the Institute of Chartered Accountants in England and Wales;
“Representative” means, in relation to any person, such person’s directors, officers, employees, lawyers, accountants, auditors, bankers or other advisers, agents, sub-contractors or brokers;
“RO Accreditation” means “accreditation” as defined in the Renewables Obligation Order 2009 (as amended);
“Seller’s Group” means the Seller, TerraForm Power and each subsidiary of TerraForm Power (including, until Completion, each Group Company);
“Seller’s Solicitors” means Linklaters LLP of One Silk Street, London, EC2Y 8HQ, United Kingdom;
“Seller’s Solicitors’ Bank Account” means the Linklaters LLP Client Account at Lloyds Bank Plc, 34 Moorgate, London EC2R 6DN with: account number 00667153; sort code 30-95-74; swift code LOYDGB2L; and IBAN Code GB30LOYD30957400667153;
“Seller’s Warranties” means the warranties given by the Seller pursuant to Clause 10 and Schedule 2 (Seller’s Warranties) (and “Seller’s Warranty” means any one of them);
“Shares” means the entire issued share capital of the Company;
“Spare Parts Escrow Account” has the meaning given to it in Clause 12.1;
“Spare Parts Escrow Agent” has the meaning given to it in Clause 12.1;
“Spare Parts Escrow Agreement” means the escrow agreement to be entered into between the Seller’s Solicitors, the Seller and the Purchaser on or around the date of this Agreement;
“Spare Parts Escrow Amount” has the meaning given to it in Clause 12.1;
“Spare Parts Required Stock” means the list of spare parts required to be held by the Group Companies pursuant to the terms of the EPC Contracts and the O&M Agreements as at the Completion Date as if the O&M Agreements had continued in full force and effect until the Completion Date;
“Spare Parts Stock” means the list of Spare Parts Required Stock actually held by the Group Companies as at the Completion Date;

“SunE Greenfield” means SunE Greenfield Ltd., a company incorporated in England with registered number 08463406 whose registered office is at Eversheds House, 70 Great Bridgewater Street, Manchester, M1 5ES, United Kingdom;
“Surviving Clauses” means Clauses 1, 11 to 22 and 24 to 29;
“Tax” or “Taxation” has the meaning given to it in the Tax Deed;
“Tax Authority” has the meaning given to it in the Tax Deed;
“Tax Deed” means the deed of covenant in relation to Taxation in the Agreed Form;
“Tax Deed Claim” means a claim for breach of or under the Tax Deed;
“Tax Warranties” means the Seller’s Warranties given under paragraph 14 of Schedule 2 (and “Tax Warranty” means any one of them);
“Tax Warranty Claim” means any claim for breach of a Tax Warranty;
“TerraForm Power” means TerraForm Power, Inc., a company incorporated under the laws of the State of Delaware, whose registered office is at 7550 Wisconsin Avenue, 9th Floor, Bethesda, Maryland 20814, United States of America;
“Third Party Assurance” means all guarantees, indemnities, counter-indemnities and letters of comfort of any nature given to a third party by (i) a Group Company in respect of any obligation of a member of the Seller’s Group or (ii) a member of the Seller’s Group in respect of any obligation of a Group Company;
“Total Assets” means the total assets of the Company (other than: (i) the Company’s shareholding in the Direct Subsidiary and (ii) amounts due to the Company from other Group Companies) as extracted from the Audited Accounts;
“Total Liabilities” means the total liabilities of the Company (other than: (i) pursuant to the Loan Note; (ii) amounts due from it to other Group Companies; and (iii) the Other Receivables) as extracted from the Audited Accounts;
“Total Working Capital” means the Total Assets minus the Total Liabilities which amount may be positive or negative;
“Transaction” means the acquisition by the Purchaser of the Shares, the payment of the Receivable on behalf of the Direct Subsidiary, the payment of any Other Receivables on behalf of the Company and the redemption of the Loan Note on behalf of the Company pursuant to and subject to the provisions of this Agreement;
“Transaction Documents” means this Agreement, the Tax Deed, the Loan Note Redemption Deed, the Indemnification Agreement and any other documents to be entered into pursuant to this Agreement;
“Transitional Services Agreement” means the transitional services agreement entered into on 25 November 2016 between SunE Greenfield, the Seller, the Company, the Direct Subsidiary and the Project Companies; and
“VAT” has the meaning given in the Tax Deed.

1.2	In this Agreement, except where the context otherwise requires:

1.2.1	a reference to Clauses, paragraphs, sub-paragraphs, Schedules and the Recitals is to Clauses, paragraphs, sub-paragraphs and the Recitals of, and the Schedules to, this Agreement;

1.2.2
a reference to this Agreement or to any specified provision of this Agreement is to this Agreement or provision as in force for the time being, as amended, modified, supplemented, varied, assigned or novated, from time to time;

1.2.3	a reference to this Agreement includes the Schedules to it, each of which forms part of this Agreement for all purposes;

1.2.4
a reference to any other agreement, deed or similar is to such agreement, deed or similar as in force for the time being, as amended, modified, supplemented, varied, assigned or novated, from time to time;

1.2.5	a reference to a “company” shall be construed so as to include any company, corporation or other body corporate, wherever and however incorporated or established;

1.2.6
a reference to a “person” shall be construed so as to include any individual, firm, body corporate, joint venture, unincorporated association, partnership, trust, government, governmental body, authority or agency (whether or not having separate legal personality), and a reference to a person includes a reference to that person’s successors and assigns;

1.2.7	a reference to writing shall include any mode of reproducing words in a legible and non-transitory form;

1.2.8	a reference to a time of the day is to London time;

1.2.9	if a period of time is specified as from a given day, or from the day of an act or event, it shall be calculated exclusive of that day;

1.2.10	a reference to “£” or “sterling” shall be construed as a reference to the lawful currency for the time being of the United Kingdom;

1.2.11	the expressions “subsidiary undertaking”, “undertaking” and “subsidiary”, shall have the meanings given to them in the Companies Act 2006;

1.2.12
any phrases introduced by the terms "including", "include", "in particular" or any similar expression are to be construed without limitation and accordingly the rule known as the ejusdem generis rule shall not apply to this Agreement;

1.2.13
the Parties acknowledge that they have participated jointly in the negotiation and drafting of this Agreement. In the event that a question of interpretation arises (including as to the intention of the Parties), no presumption or burden of proof shall arise in favour of or against any Party based on the authorship of any provisions;

1.2.14
any statement or Seller's Warranty in this Agreement qualified by the expression “so far as the Seller is aware”, or any similar expression or statement referring to the knowledge of the Seller, shall be deemed to include an additional statement that it has been made after all reasonable enquiries and shall be deemed to refer to the actual knowledge of Rebecca Cranna, Sebastian Deschler, Adam Kuehne, Lauren Gaffney, Sarah Fleckman and Toon Mols;

1.2.15
any statement in this Agreement qualified by the expression “so far as the Purchaser is aware”, or any similar expression or statement referring to the knowledge of the Purchaser, shall be deemed to refer to the actual knowledge of Karim Moussa, Bakr Abdel-Wahab, Edwina Kelly, Mostafa Seif el Nasr, Ahmed Al-Ariki and Hassan Khashaba and, in relation to any Purchaser’s Warranty where such expression is used, shall be deemed to include an additional statement that it has been made after all reasonable enquiries;

1.2.16	words importing the singular include the plural and vice versa, and words importing a gender include every gender;

1.2.17	headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.2.18	references to a statute or statutory provision shall include:

(i)	the statute or statutory provision as from time to time modified, re-enacted or consolidated whether before or after the date of this Agreement; and

(ii)	any subordinate legislation made from time to time under that statute or statutory provision which is in force at the date of this Agreement;

1.2.19
references to any English legal term shall, in respect of any jurisdiction other than England, be construed as references to the term or concept which most nearly corresponds to it in that jurisdiction; and

1.2.20	unless expressly stated to the contrary in this Agreement, any reference to (or requirement for) the execution of a document by a person includes execution on behalf of that person.

2	Sale and Purchase of the Shares

2.1
On and subject to the provisions of this Agreement, at Completion the Seller shall sell the Shares, and the Purchaser shall purchase the Shares. The Shares shall be sold free from all Encumbrances and together with all rights attaching to them at Completion (including the right to receive all dividends or distributions declared, made or paid on or after Completion) and with full title guarantee.

2.2	On and subject to Completion, the Seller irrevocably and unconditionally waives any and all rights of pre-emption in respect of the Shares.

2.3
The Purchaser shall not be obliged to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously in accordance with this Agreement, but completion of the sale and purchase of some of the Shares will not affect the rights of the Purchaser with respect to the sale and purchase of the other Shares.

3	Consideration

3.1	Amount
The consideration for the sale of the Shares shall be an amount equal to:

3.1.1	the Aggregate Amount less

3.1.2	the Loan Note Redemption Amount less

3.1.3	the Receivable Payment Amount less

3.1.4	the Other Receivables Payment Amount less

3.1.5	an amount equal to the Notified Leakage Amount,
(the “Consideration”).

3.2	Payment of Consideration
The Purchaser shall pay the Consideration by way of cash payment pursuant to Clause 7.4.

3.3	Reduction of Consideration
If any payment is made by or on behalf of the Seller to the Purchaser under or in respect of any breach of any provision of this Agreement (including under Clause 8.2) or under the Indemnification Agreement, the payment shall, so far as possible, be treated as a reduction in the Consideration, and the Consideration shall accordingly be reduced by the amount of such payment.

4	Purchase Price Escrow Account

4.1	As soon as reasonably practicable following the date of this Agreement:

4.1.1
the Purchaser shall nominate a reputable escrow bank, based in the United Kingdom, with an investment grade credit rating of at least BBB- with Standard & Poor’s or Baa3 with Moody’s to act as the Purchase Price Escrow Bank; and

4.1.2
the Purchaser, the Seller and the Purchase Price Escrow Bank shall enter into an escrow agreement in respect of the Purchase Price Escrow Amount on terms satisfactory to the Purchaser and Seller, provided that such terms are customary for similar escrow arrangements and reflect, among other things, the terms set out in Clause 4 below (the “Purchase Price Escrow Agreement”).

4.2	Upon the earlier of:

4.2.1	an announcement in a press release that TerraForm Power has agreed to an M&A Transaction (as defined in Schedule 8); and

4.2.2	TerraForm Power entering into an Avoidance Action Settlement (as defined in Schedule 8), the Purchaser shall, within 5 Business Days, pay the Purchase Price Escrow Amount into the Purchase Price Escrow Account and irrevocably release it to the order of the Purchase Price Escrow Bank subject to the provisions of this Clause 4. If the Purchaser fails to pay the Purchase Price Escrow Amount into the Purchase Price Escrow Account within such 5 Business Day period, then the Seller shall have the right, by giving Notice to the Purchaser, to terminate this Agreement (other than the Surviving Clauses) and each of the other Transaction Documents. Upon such termination, no Party (or any of its Affiliates) shall have any claim of any nature whatsoever against any other Party (or any of its Affiliates) under any Transaction Document, save in respect of any rights and/or liabilities which have accrued before such termination or under any of the Surviving Clauses.

4.3	The Purchase Price Escrow Bank shall hold the Purchase Price Escrow Amount as stakeholder on the terms of the Purchase Price Escrow Agreement in the joint names of the

Purchaser and the Seller. The Purchase Price Escrow Bank shall not release any of the Purchase Price Escrow Amount except as provided in this Clause 4 and the Purchase Price Escrow Agreement.

4.4
Any bank or other charges arising on the Purchase Price Escrow Account shall be charged to the Purchase Price Escrow Account. Any interest or profit generated on the Purchase Price Escrow Account (subject to any deduction of tax at source or any bank or other charges properly charged to the Purchase Price Escrow Account) shall accrue to and form part of the Purchase Price Escrow Account.

4.5
Any payment under this Clause 4 shall be made to such account as the relevant Party has specified in accordance with the Purchase Price Escrow Agreement. Payment to such account shall constitute a full discharge by the Purchase Price Escrow Bank to the payee in respect of the relevant payment obligation. Both the Seller and the Purchaser undertake to each other to issue instructions for payment from the Purchase Price Escrow Account of the amounts due under this Clause 4 without delay when such instructions are due to be delivered pursuant to this Clause 4.

4.6
Subject to Clause 4.7, upon the Purchase Price Escrow Amount being paid into the Purchase Price Escrow Account it shall be held in the Purchase Price Escrow Account for a period (the “Purchase Price Escrow Period”) that shall be 90 calendar days.

4.7
If, prior to the expiry of the Purchase Price Escrow Period, an order or judgment of the Bankruptcy Court (as defined in Schedule 8) or any other court of competent jurisdiction that has been entered on the docket in the Chapter 11 Cases (as defined in the Indemnification Agreement) (or the docket of such other court) in relation to any of the matters set out in paragraph 1 of Schedule 8, the Purchase Price Escrow Period shall be extended for a further 21 calendar days.

4.8
If the Conditions are fulfilled prior to the expiry of the Purchase Price Escrow Period, then the Seller and the Purchaser shall, as soon as practicable, jointly notify the Purchase Price Escrow Bank of the fulfilment of the Conditions and the proposed Completion Date. Prior to the proposed Completion Date, the Seller and the Purchaser shall also provide the Purchase Price Escrow Bank with a draft release notice specifying:

4.8.1	the amount of the Purchase Price Escrow Amount that is payable to the Seller’s Solicitors’ Bank Account (or as otherwise directed by the Seller) in accordance with Clause 7.4; and

4.8.2
that any residual sum (if any) in the Purchase Price Escrow Account is payable on the Completion Date to such account as the Purchaser has specified in accordance with the Purchase Price Escrow Agreement.

4.9
The Purchaser and the Seller shall provide an executed version of the release notice, signed by both Parties, to the Purchase Price Escrow Bank on the Completion Date (or at such other time as the Parties agree) to enable the payments set out in Clause 4.8 to be made out of the Purchase Price Escrow Account on the Completion Date.

4.10
Without prejudice to the Purchaser’s obligations under this Agreement, any Equity Commitment Letter or any other Transaction Document, if the Conditions have not been satisfied upon expiry of the Purchase Price Escrow Period, then any funds standing to the credit of the Purchase Price Escrow Account shall be returned forthwith to such account as the Purchaser has specified in accordance with the Purchase Price Escrow Agreement.

5	Conditions Precedent

5.1	Conditions Precedent
Completion shall be conditional upon the Seller delivering to the Purchaser:

5.1.1	the Audited Accounts;

5.1.2	the duly executed reliance letters in favour of Vortex Solar Investments S.à r.l., in respect of each of the Certificates of Title;

5.1.3	written confirmation from the Security Trustee and Facility Agent that:

(i)	the Transaction constitutes a Permitted Change of Control;

(ii)
the Existing Finance Parties have completed their “Know Your Client” checks in respect of the Purchaser and its Affiliates to their satisfaction (and to the extent required under the Common Terms Agreement); and

(iii)	all other consents, approvals and waivers of the Existing Finance Parties required in respect of or as a result of the Transaction have been duly obtained or waived, as applicable;

5.1.4
written consent from the Security Trustee and Facility Agent for the termination of the existing insurance policies relating to the Group and the entry into the new insurance policies relating to the Group;

5.1.5	waivers from the Security Trustee and Facility Agent of all subsisting defaults under the Existing Facilities; and

5.1.6	due evidence of the satisfaction of the Condition set out in Schedule 8, together the “Conditions”.
Unless the context otherwise requires, words and expressions used in Clauses 5.1.3 to 5.1.5 above shall have the meanings given to them in the Common Terms Agreement.

5.2	Responsibility for Satisfaction

5.2.1	The Seller shall use all reasonable efforts to ensure the satisfaction of each Condition as soon as possible after the date of this Agreement.

5.2.2	The Purchaser shall use all reasonable efforts to ensure the satisfaction of the Conditions set out in Clauses 5.1.3 and 5.1.4.

5.2.3	The Seller shall promptly notify the Purchaser in writing upon the satisfaction of each Condition.

5.3	Waiver/Non-Satisfaction

5.3.1	The Purchaser may at any time waive, in whole or in part and conditionally or unconditionally, any Condition by written notice to the Seller.

5.3.2
If any Condition is not satisfied (or waived by the Purchaser) on or before 5:00 p.m. (UK time) on the Long Stop Date, or becomes incapable of satisfaction before the Long Stop Date, the Purchaser may, in its sole discretion, terminate this Agreement and no Party (or any of its Affiliates) shall have any claim of any nature whatsoever against any other Party (or any of its Affiliates) under any Transaction Document, save in respect of any rights and/or liabilities which have accrued before termination or under any of the Surviving Clauses.

5.4	Early Termination
In the event that by 15 April 2017 either:

5.4.1	a definitive M&A Transaction (as defined in Schedule 8) has not been signed; or

5.4.2	an Avoidance Action Settlement (as defined in Schedule 8) has not been reached, the Seller shall, as soon as practicable, give Notice to the Purchaser of such situation. If the Purchaser does not waive all the outstanding Conditions set out in Clause 5.1 within 8 Business Days of receipt of such Notice then, upon expiry of such 8 Business Day period, the Seller and the Purchaser shall each have the right, by giving Notice to the other, to terminate this Agreement (other than the Surviving Clauses) and each of the other Transaction Documents. Upon such termination, no Party (or any of its Affiliates) shall have any claim of any nature whatsoever against any other Party (or any of its Affiliates) under any Transaction Document, save in respect of any rights and/or liabilities which have accrued before such termination or under any of the Surviving Clauses.

6	Pre-Completion Seller Undertakings

6.1	From the date of this Agreement until Completion, the Seller shall comply, and shall procure that the Group Companies comply, with the obligations set out in Schedule 6.

7	Completion

7.1	Date and Place
Completion shall take place at 11.00 a.m. at the offices of the Seller's Solicitors on the date falling 8 Business Days after the date on which the Seller notifies the Purchaser of satisfaction or waiver of the final outstanding Condition, or at such other time and / or venue as may be agreed in writing between the Seller and the Purchaser.

7.2	Payment Schedule

7.2.1	The Seller shall, no later than 8 Business Days prior to Completion, provide the Purchaser with a schedule (the “Payment Schedule”) setting out:

(i)	the amount of the Loan Note Redemption Amount;

(ii)	the Receivable Payment Amount;

(iii)	the Other Receivables Payment Amount (if any); and

(iv)	the amount of the Notified Leakage Amount.

7.2.2	In the event that Completion is deferred beyond the intended Completion Date in accordance with the terms of this Agreement and a Payment Schedule has been delivered to the Purchaser prior to such deferral occurring, the Seller may deliver a revised Payment Schedule in accordance with Clause 7.2.1 and the Payment Schedule previously submitted shall cease to apply for all purposes.

7.3	Completion Events
At Completion:

7.3.1	the Purchaser shall deliver or take (or cause to be delivered or taken) the documents and actions listed in Part A of Schedule 4 (Completion); and

7.3.2	the Seller shall deliver or take (or cause to be delivered and taken) the documents and actions listed in Part B of Schedule 4 (Completion).

7.4	Payments on Completion
At Completion, the Purchaser shall:

7.4.1	pay (or procure payment out of the Purchase Price Escrow Account of) the Consideration in cleared funds to the Seller’s Solicitors’ Bank Account;

7.4.2
on behalf of the Direct Subsidiary, pay (or procure payment out of the Purchase Price Escrow Account of) the Receivable Payment Amount in cleared funds to the Seller’s Solicitors’ Bank Account (and, for the avoidance of doubt, the Direct Subsidiary will as a result thereof owe an amount equal to the Receivable Payment Amount to the Purchaser);

7.4.3
to the extent required, on behalf of the Company, pay (or procure payment out of the Purchase Price Escrow Account of) any Other Receivables Payment Amount in cleared funds to the Seller’s Solicitors’ Bank Account (and, for the avoidance of doubt, the Company will as a result thereof owe an amount equal to the Other Receivables Payment Amount to the Purchaser); and

7.4.4
on behalf of the Company, pay (or procure payment out of the Purchase Price Escrow Account of) the Loan Note Redemption Amount in cleared funds to the Seller’s Solicitors’ Bank Account, which upon such payment shall constitute full and final settlement of all liabilities owed between any Group Company and any member of the Seller’s Group (and, for the avoidance of doubt, the Company will as a result thereof owe an amount equal to the Loan Note Redemption Amount to the Purchaser).

7.5	Waiver of Any Other Amounts Owed
Upon payment of the sums as set out in Clause 7.4, the Seller shall settle or procure the settlement of, any amounts receivable by, or due to the Company from the Seller or any other member of the Seller’s Group and procure that any other sums or liabilities owed by any Group Company to any other member of the Seller’s Group (other than to any other Group Company), if any, shall be fully, unconditionally and irrevocably waived. In addition, the Seller shall: (i) settle or procure the settlement of any amounts receivable by, or due to, the Company from any Affiliates of the Seller (who are not members of the Seller’s Group) at Completion; and (ii) shall procure that the Company assigns the benefit of any such receivable to the Seller. The Purchaser shall provide any commercially reasonable assistance required by the Seller to effect such assignment.

7.6	Breach of Completion Obligations

If any foregoing provision of this Clause 7 is not complied with in any respect, the Purchaser (in the case of non-compliance by the Seller) or the Seller (in the case of non-compliance by the Purchaser) shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages) by Notice to the other:

7.6.1	in the case of material non-compliance with Clause 7.2, to terminate this Agreement (other than the Surviving Clauses) and each of the other Transaction Documents;

7.6.2	to effect Completion so far as practicable having regard to the defaults which have occurred; or

7.6.3	to fix a new date for Completion, not being later than four Business Days, in which case the foregoing provisions of Clause 7.4 shall apply to Completion as so deferred.

8	No Leakage

8.1	Warranty and Undertaking
Subject to Completion, the Seller warrants to the Purchaser that there has been no Leakage between the Locked Box Date and the date of this Agreement and undertakes to the Purchaser that there will be no Leakage between the date of this Agreement and the Completion Date (in each case other than the Notified Leakage Amount), provided that the Seller shall have no liability to the Purchaser under this Clause 8 if Completion does not occur.

8.2	Post-Completion Adjustment for Leakage
In the event of any Leakage between the Locked Box Date and the Completion Date, the Seller undertakes to the Purchaser that it shall, by way of adjustment to the Consideration, pay to the Purchaser an amount in cash (in the same currency as the Leakage) equal to the amount of such Leakage within 8 Business Days of a written demand by the Purchaser.

8.3	Notification of Leakage
To the extent that any Leakage is included in the Notified Leakage Amount, the Seller’s liability under Clauses 8.1 and 8.2 in relation to such Leakage shall be fully and finally discharged.

8.4	Payments pursuant to O&M Agreements, Management Services Agreements and Transitional Services Agreement

8.4.1
For the avoidance of doubt, payments made to SunE Greenfield in the ordinary course of business pursuant to the O&M Agreements, the Management Services Agreements and the Transitional Services Agreement for services provided thereunder are not Leakage (but, without limitation, any payment which arises solely due to or as a result of the termination of any or all of the O&M Agreements, the Management Services Agreements and/or the Transitional Services Agreement is Leakage).

8.4.2
The Seller agrees and acknowledges that, to the extent it has not already done so, (i) it shall pay, on behalf of the relevant Group Companies, all sums necessary to terminate any or all of the O&M Agreements, the Management Services Agreements and/or the Transitional Services Agreement pursuant to the Transitional Services Agreement; and (ii) no such payment shall give rise to any debt owed by any Group Company or the Purchaser to the Seller and if and to the extent any such debt may exist, the Seller hereby fully, unconditionally and irrevocably waives such debt.

9	Pre-Completion Adjustment

9.1	Total Working Capital
The Total Working Capital shall be derived from the Audited Accounts and notified by the Seller to the Purchaser. Once agreed or determined in accordance with Clause 9.2, the Total Working Capital shall result in an adjustment as follows:

9.1.1
if the Total Working Capital is less than the Estimated Total Working Capital, the Seller shall repay to the Purchaser or procure the repayment to the Purchaser of an amount equal to such difference, or

9.1.2	if the Total Working Capital exceeds the Estimated Total Working Capital, the Purchaser shall pay or procure the payment to the Seller of an additional amount equal to such excess amount.

9.2	Disagreement in Relation to Total Working Capital

9.2.1
If the Purchaser does not within 16 Business Days of presentation to it of the Audited Accounts pursuant to Clause 5 and notification of the Total Working Capital in accordance with Clause 9.1 give Notice to the Seller that it disagrees with the Total Working Capital, such Notice stating the reasons for the disagreement in reasonable detail and specifying the adjustments which, in the Purchaser’s opinion should be made to the Total Working Capital (the “Purchaser’s Disagreement Notice”), the Total Working Capital notified by the Seller to the Purchaser in accordance with Clause 9.1 shall be final and binding on the Parties for all purposes. If the Purchaser gives a valid Purchaser’s Disagreement Notice within such 16 Business Day period, the Seller and the Purchaser shall attempt in good faith to reach agreement in respect of the Total Working Capital and, if they are unable to do so within 16 Business Days of such notification, the Seller or the Purchaser may by Notice to the other require that the matter be referred to the Reporting Accountants.

9.2.2
The Reporting Accountants shall be engaged jointly by the Seller and the Purchaser on the terms set out in this Clause 9.2 and otherwise on such terms as shall be agreed; provided that neither the Seller nor the Purchaser shall unreasonably (having regard, inter alia, to the provisions of this Clause 9.2) refuse its agreement to terms proposed by the Reporting Accountants or by the other Party.

9.2.3	Except to the extent that the Seller and the Purchaser agree otherwise, the Reporting Accountants shall determine their own procedure but:

(i)	apart from procedural matters and as otherwise set out in this Agreement shall determine only:

(a)	whether any of the arguments for an alteration to the Total Working Capital put forward in the Purchaser’s Disagreement Notice is correct in whole or in part; and

(b)	if so, what alterations should be made to the Total Working Capital in order to correct the relevant inaccuracy in it;

(ii)	shall make their determination pursuant to Clause 9.2.3(i) above as soon as is reasonably practicable;

(iii)	the procedure of the Reporting Accountants shall:

(a)	give the Seller and the Purchaser a reasonable opportunity to make written representations to them, which shall not exceed 8 Business Days; and

(b)
require the Reporting Accountant to supply the Seller and the Purchaser with a copy of any written representations made by the other upon the expiry of the period given to them pursuant to Clause 9.2.3(iii)(a);

(iv)	for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction.

9.2.4	The determination of the Reporting Accountants pursuant to Clause 9.2.3(i):

(i)	shall be made available to the Seller and the Purchaser in writing; and

(ii)	unless otherwise agreed by the Seller and the Purchaser shall include reasons for each relevant determination.

9.2.5
The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the Seller and the Purchaser save in the event of fraud or manifest error (when the relevant part of their determination shall be void and the matter shall be remitted to the Reporting Accountants for correction).

9.2.6
The expenses (including amounts in respect of VAT) of the Reporting Accountants shall be borne as they shall direct at the time they make any determination under Clause 9.2.3(i) or, failing such direction, equally between the Purchaser and the Seller.

9.2.7
The Seller and Purchaser shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties under this Agreement. In particular, the Purchaser shall keep up-to-date and, subject to reasonable notice, make available during normal office hours to the Reporting Accountants all books and records relating to the Group as the Reporting Accountants may reasonably request during the period from the appointment of the Reporting Accountants down to the making of the relevant determination.

9.2.8
Nothing in this Clause 9.2 shall entitle a Party or the Reporting Accountants access to any information or document which is protected by legal professional privilege or litigation privilege, provided that neither the Seller nor the Purchaser shall be entitled to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

9.2.9
Each of the Seller and the Purchaser and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this Clause 9.2 confidential and shall not use the same for any purpose, except for disclosure or use in connection with the derivation of the Total Working Capital, the proceedings of the Reporting Accountants or another matter arising out of this Agreement.

9.3	Payment and Adjustment of Consideration

Any payment to be made pursuant to Clause 9.1 shall be made on or before the date falling 8 Business Days after agreement or determination of the Total Working Capital in accordance with Clause 9.2 and shall be made by way of an adjustment of the Consideration and the provisions of Clause 3.3 shall apply mutatis mutandis.

9.4	No Adjustment for Leakage
No payment shall be required to be made to the Purchaser pursuant to Clause 9.1 if and to the extent that such payment arises as a result of a matter which is also Leakage and in respect of which a payment has been made to the Purchaser under Clause 8.

9.5	Grossing-up

9.5.1
All sums payable under this Agreement or the Indemnification Agreement shall be paid free and clear of all deductions, withholdings, set-offs or counterclaims whatsoever save only as may be required by law. If any deductions or withholdings are required by law to be made from any payment under this Agreement or the Indemnification Agreement (except (i) of interest, (ii) of Consideration paid under Clause 3.2, (iii) pursuant to Clause 8.2 or Clause 9.1, (iv) of the Receivable Payment Amount or Other Receivables Payment Amount or (v) to the extent that the relevant withholding or deduction has already been taken into account in determining the amount of the payment or the recipient has otherwise been compensated therefor):

(i)	to the Purchaser; or

(ii)	by the Purchaser to the Seller,
the payer shall be obliged to pay to the recipient such sum as will after such deduction or withholding has been made leave the recipient with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding, provided that if the recipient shall have transferred (for the avoidance of doubt, by whatever means, including by way of a declaration of trust or anything that amounts in substance to a transfer) the benefit in whole or in part of this Agreement or the Indemnification Agreement or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement or the Indemnification Agreement are allocated then the liability of the payer under this Clause 9.5 shall be limited to that (if any) which it would have been had no such transfer or change taken place.

9.5.2
If, and to the extent that, any relevant Tax Authority notifies any party that it considers that any amount (including, for these purposes, where such amount is nil) deducted or withheld from a payment under this Agreement or the Indemnification Agreement is less than the amount required by law:

(i)	the parties shall co-operate in order to ensure that the correct amount is accounted for to the relevant Tax Authority; and

(ii)	either:

(a)
where, had the correct amount been deducted or withheld, the payer would not, pursuant to Clause 9.5.1, have been obliged to increase the amount of the payment to the recipient as a result of the deduction or withholding, the recipient shall indemnify the payer and the payer’s Affiliates against any Losses suffered as a result thereof; or

(b)	in all other cases, the payer shall indemnify the recipient and the recipient’s Affiliates against any Losses suffered as a result thereof, except, in each case, in respect of any interest and penalties to the extent that such interest and penalties are attributable to an unreasonable delay or default by the indemnified party or its Affiliates.

9.5.3
The recipient or expected recipient of an amount paid under this Agreement or the Indemnification Agreement shall take (and, where relevant, procure that its Affiliates take) all reasonable measures to claim from the appropriate Tax Authority any exemption, rate reduction, refund, credit or similar benefit (including pursuant to any relevant double tax treaty) to which it is entitled in respect of any deduction or withholding in respect of which a payment has been made or would otherwise be required to be made pursuant to Clause 9.5.1 and, for such purposes, shall, within any applicable time limits, submit any claims, notices, returns or applications and send a copy thereof to the payer.

9.5.4
If the recipient of a payment made under this Agreement or the Indemnification Agreement (or any of its Affiliates) receives a credit for or refund of any Taxation payable by it or similar benefit by reason of any deduction or withholding for or on account of Taxation then it shall reimburse to the payer such part of such additional amounts paid to it pursuant to Clause 9.5.1 above as the recipient of the payment certifies to the payer will leave it (after such reimbursement) in no better and no worse position than it would have been if the payer had not been required to make such deduction or withholding.

9.5.5
Where any payment is made under this Agreement or the Indemnification Agreement (a) by the Seller to the Purchaser pursuant to an indemnity, compensation or reimbursement provision (including, for the avoidance of doubt, pursuant to Clause 8.2 or Clause 12; but not including, for the avoidance of doubt, any payment (i) of interest or (ii) pursuant to Clause 9.1), or as a result of a breach of a Seller’s Warranty or (b) by the Purchaser to the Seller pursuant to an indemnity, compensation or reimbursement provision (not including, for the avoidance of doubt, any payment (i) of interest, (ii) of Consideration paid under Clause 3.2 or (iii) pursuant to Clause 9.1), or as a result of a breach of a Purchaser’s Warranty, and that sum is subject to a charge to Taxation in the hands of the recipient or would be in the absence of any Purchaser’s Reliefs then the sum payable shall be increased to such sum as will ensure that after payment of such Taxation (including any Taxation which would have been charged in the absence of any Purchaser’s Reliefs), the recipient shall be left with a sum equal to the sum that it would have received in the absence of such a charge to Taxation provided that if the recipient shall have transferred (for the avoidance of doubt, by whatever means, including by way of a declaration of trust or anything that amounts in substance to a transfer) the benefit in whole or in part of this Agreement or the Indemnification Agreement or shall have changed its tax residence or the permanent establishment to which the rights under this Agreement or the Indemnification Agreement are allocated the liability of the payer under this Clause

9.5.5 shall be limited to that (if any) which it would have been had no such transfer or change taken place.

9.5.6
Clause 9.5.5 shall not apply to Taxation (i) to the extent that the amount of the indemnity, compensation or reimbursement payment has already been increased to take account of the Taxation that will or would be charged on receipt, or (ii) to the extent that the amount of the payment or refund has already been increased to take account of the Taxation that will or would be charged on receipt.

9.5.7
Clause 9.5.5 shall apply (for the avoidance of doubt, subject to the exclusions in Clause 9.5.6) to any amount deducted, withheld, set off or counterclaimed as contemplated by Clause 9.5.1 as it applies in respect of sums paid to the person entitled.

9.6	VAT

9.6.1
Where under the terms of this Agreement one party is liable to indemnify or reimburse another party in respect of any costs, charges or expenses, the payment shall include any amount in respect of VAT included within such costs, charges or expenses not otherwise recoverable by the other party or the representative member of any VAT group of which it forms part, but excluding any such amount in receipt of VAT that is so recoverable by that person or representative member.

9.6.2
If any payment under this Agreement constitutes the consideration for a taxable supply for VAT purposes, then (i) the recipient shall provide to the payer a valid VAT invoice, and (ii) except where the reverse charge procedure applies, and subject to the provision of a valid VAT invoice in accordance with (i), in addition to that payment the payer shall pay to the recipient an amount equal to any VAT due for which the recipient is liable to account.

10	Warranties and Undertakings

10.1	The Seller’s Warranties
The Seller warrants to the Purchaser that the Seller’s Warranties are true and accurate as at the date of this Agreement. Immediately before Completion, the Seller is deemed to warrant to the Purchaser that the Fundamental Warranties and the Warranties set out in Paragraphs 4.5 and 13 of Schedule 2 (Seller’s Warranties) are true and accurate by reference to the facts and circumstances existing as at Completion. For this purpose, any express or implied reference in any such Seller’s Warranty to the “date of this Agreement” shall be construed as a reference to the Completion Date.

10.2	The Seller’s Disclosures

10.2.1	The Seller’s Warranties are subject to any matter which is fairly disclosed in this Agreement, in the Disclosure Letter or in the Data Room.

10.2.2
References in the Disclosure Letter to paragraph numbers shall be to the paragraphs in Schedule 2 (Seller’s Warranties) to which the disclosure is most likely to relate. Such references are given for convenience only and shall not limit the effect of any of the disclosures, all of which are made against the Seller’s Warranties as a whole.

10.3	Purchaser’s Warranties

The Purchaser warrants to the Seller that the Purchaser’s Warranties are true and accurate as at the date of this Agreement. Immediately before Completion, the Purchaser is deemed to warrant to the Seller that the Purchaser’s Warranties set out in Paragraph 1 of Schedule 3 (Purchaser’s Warranties) are true and accurate by reference to the facts and circumstances existing as at Completion. For this purpose, any express or implied reference in any such Warranty to the “date of this Agreement” shall be construed as a reference to the Completion Date.

10.4	Purchaser’s Financing Undertaking
The Purchaser undertakes that at Completion, it will have the necessary equity commitments from its financing sources which together are sufficient to meet its obligations under this Agreement and the Transaction Documents.

10.5	Post-Completion Undertakings

10.5.1
The Purchaser undertakes that following Completion it shall promptly confirm to the Seller the satisfaction of SunE Greenfield’s obligations pursuant to clause 6.1.2 of the Transitional Services Agreement in respect of each Relevant Project (as defined in the Transitional Services Agreement).

10.5.2
The Seller undertakes that following Completion it shall use its reasonable endeavours to assist the Direct Subsidiary with its compliance with the obligations set out in clauses 5.2.2 and 5.3.3 of the Remedial Works Agreement.

11	Limitation of Liability

11.1	Time Limitations for Claims
The Seller shall not be liable in respect of any Claim unless the Purchaser shall have:

11.1.1
given Notice of such Claim, specifying reasonable information in relation to the matter which gives rise to the Claim, the nature of the Claim and (to the extent reasonably available to the Purchaser) a bona fide estimate of the amount claimed (on a without prejudice basis), as soon as reasonably practicable after the Purchaser became aware of such Claim and in any event by no later than the date falling:

(i)	in relation to a claim under Clause 8, four months after the Completion Date; or

(ii)	in relation to any Fundamental Warranty Claim, four years after the Completion Date; or

(iii)	in relation to a Claim (other than a Fundamental Warranty Claim, Tax Deed Claim or Tax Warranty Claim), 18 months after the Completion Date; or

(iv)	in relation to a Tax Deed Claim or a Tax Warranty Claim, seven years after the Completion Date.

11.1.2
in the case of any Claim, other than a Tax Deed Claim (if it has not been previously satisfied, settled or withdrawn), issued and served Proceedings in respect of the relevant Claim within six months of the date of notification of such Claim in accordance with Clause 11.1.1, provided that:

(i)
in the case of a Claim, other than a Tax Deed Claim, which relates to a contingent liability, this six month period shall instead commence on the date the relevant contingent liability becomes an actual liability and is due and payable; or

(ii)
in the case of a Claim, other than a Tax Deed Claim, which is notified in accordance with Clause 11.1.1 at a time when the relevant amount or threshold specified in Clause 11.2 or 11.3, as applicable, has not been exceeded, this six month period shall instead commence on the date of any subsequent notification of one or more such Claim(s) in accordance with Clause 11.1.1 which result(s) in the total amount claimed pursuant to such Claims exceeding the relevant amount or threshold specified in Clause 11.2 or 11.3, as applicable.

11.2	Minimum Claims

11.2.1
The Seller shall not be liable for any individual claim (or a series of claims arising from substantially identical facts or circumstances) under or in respect of the Seller’s Warranties (other than the Fundamental Warranties) where the liability agreed or determined for any such claim or series of claims does not exceed £100,000.

11.2.2
Where the liability agreed or determined in respect of any such claim or series of claims under or in respect of the Seller’s Warranties (other than the Fundamental Warranties) exceeds £100,000, the liability of the Seller shall be for the whole amount of such claim(s) and not limited to the amount of the excess.

11.3	Aggregate Minimum Claims

11.3.1
The Seller shall not be liable for any claim (or a series of claims arising from substantially identical facts or circumstances) under or in respect of the Seller’s Warranties (other than the Fundamental Warranties) unless the aggregate amount of all such claims for which the Seller would otherwise be liable (disregarding the provisions of this Clause 11.3) exceeds an amount equal to £1,250,000.

11.3.2
Where the liability agreed or determined in respect of all claims referred to in Clause 11.3.1 exceeds an amount equal to £1,250,000, the liability of the Seller shall be for the whole amount of such claim(s) and not limited to the amount of the excess.

11.4	Maximum Liability

11.4.1
The maximum aggregate liability of the Seller in relation to any claims under or in respect of the Seller’s Warranties (other than the Fundamental Warranties) shall not exceed an amount equal to 30 per cent. of the Aggregate Amount.

11.4.2	The maximum aggregate liability of the Seller in relation to all claims arising out of or in connection with any Transaction Document shall not in any circumstances exceed the Aggregate Amount.

11.5	Contingent Liabilities
The Seller shall not be liable for any Claim (other than a Tax Deed Claim) in respect of any liability which is contingent unless and until such contingent liability becomes an actual liability and is due and payable, but this Clause 11.5 shall not operate to avoid, or exonerate the

Seller in respect of, a Claim made in respect of a contingent liability within the relevant time limit specified in Clause 11.1.

11.6	Losses
The Seller shall not be liable for any Claim (other than a Tax Deed Claim) in respect of any punitive or special loss or for any loss of goodwill after Completion, except, in each case, to the extent that it is reasonably within the contemplation of the Parties at the date of this Agreement as a reasonably foreseeable consequence of the relevant breach.

11.7	Provisions
The Seller shall not be liable for any Claim (other than a Tax Deed Claim or a Tax Warranty Claim) if and to the extent that proper allowance, provision or reserve is expressly made in the Locked Box Accounts or in the Audited Project and Holding Companies Accounts for the matter giving rise to the Claim.

11.8	Matters Arising Subsequent to this Agreement
The Seller shall not be liable for any Claim (other than a Tax Deed Claim or a Tax Warranty Claim) to the extent that the Claim has arisen as a result of:

11.8.1
any matter or thing done or omitted to be done pursuant to and in compliance with this Agreement or any other Transaction Document or otherwise at the request in writing or with the approval in writing of the Purchaser;

11.8.2	any act, omission or transaction of the Purchaser or any member of the Purchaser’s Group, or their respective directors, officers, employees or agents or successors in title, after Completion;

11.8.3
the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any Governmental Authority including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually (or prospectively) in effect at the date of this Agreement;

11.8.4	any change after the date of this Agreement of any generally accepted interpretation or application of any legislation;

11.8.5	any change after the date of this Agreement of any generally accepted accounting principles, procedure or practice; or

11.8.6
any change in accounting or Taxation policy, bases or practice of the Purchaser or the Purchaser’s Group (except where such change was necessary to comply with law or generally accepted accounting principles).

11.9	Insurance
The Seller shall not be liable for any Claim (other than a Tax Deed Claim or a Tax Warranty Claim) to the extent that the Losses in respect of which the Claim is made (i) are recovered under a policy of insurance (less (a) any costs incurred by the Purchaser or any Group Company in making such recovery and (b) any Tax cost to the Purchaser or any Group Company as a result of the receipt of such recovery) or (ii) would have been covered if the policies of insurance for the benefit of the Group Companies in force at the date of Completion had been maintained after Completion on no less favourable terms.

11.10	Net Financial Benefit
The Seller shall not be liable for any Claim (other than a Tax Deed Claim or a Tax Warranty Claim) in respect of any Losses suffered by the Purchaser or a Group Company to the extent of any corresponding savings by or net quantifiable financial benefit to any member of the Purchaser’s Group arising from such Losses or the facts giving rise to such Losses (for example where the amount (if any) and timing by which any Taxation for any member of the Purchaser’s Group would otherwise have been accountable or liable to be assessed is reduced or extinguished as a result of the matter giving rise to such Losses).

11.11	Purchaser’s Knowledge
The Seller shall not be liable for any Claim under or in respect of the Seller’s Warranties to the extent that the Purchaser is actually aware at the date of this Agreement (i) of the facts, matters or circumstances which are the subject matter of the Claim and (ii) that such facts, matters or circumstances could reasonably be expected to give rise to a Claim.

11.12	Purchaser’s Right to Recover

11.12.1	Prior to Recovery from the Seller
If, before the Seller pays an amount in discharge of any Claim (other than a Tax Deed Claim or a Tax Warranty Claim), the Purchaser or any Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or Group Company (in whole or in part) for the loss or liability which is the subject matter of the Claim, the Purchaser shall procure that, before steps are taken to enforce a Claim against the Seller following notification under Clause 11.1 of this Agreement, all commercially reasonable steps are taken to enforce the recovery against the third party and any actual recovery (less (a) any reasonable costs incurred in obtaining such recovery and (b) any Tax cost as a result of such recovery) shall reduce or satisfy, as the case may be, such Claim to the extent of such recovery.

11.12.2	Following Recovery from the Seller
If the Seller has paid an amount in discharge of any Claim (other than a Tax Deed Claim or a Tax Warranty Claim) and subsequently the Purchaser or any Group Company is entitled to recover (whether by payment, discount, credit, relief, insurance or otherwise) from a third party a sum which indemnifies or compensates the Purchaser or any Group Company (in whole or in part) for the loss or liability which is the subject matter of the Claim, the Purchaser shall procure that all steps are taken as the Seller may reasonably require to enforce such recovery and shall, or shall procure that the relevant Group Company shall, pay to the Seller as soon as practicable after receipt an amount equal to (i) any sum recovered from the third party less (a) any costs and expenses incurred in obtaining such recovery or receiving the recovered amount and (b) any Tax cost as a result of such recovery or if less (ii) the amount previously paid by the Seller to the Purchaser less any Taxation attributable to it. Any payment made by the Purchaser to the Seller under this Clause 11.12.2 shall be made by way of further adjustment of the Consideration paid by the Purchaser for the Shares and the provisions of Clause 3.3 shall apply mutatis mutandis.

11.13	No Double Recovery and No Double Counting

No Party may recover for breach of or under this Agreement or any of the Transaction Documents or otherwise more than once in respect of the same Losses suffered or amount for which the Party is otherwise entitled to claim (or part of such Losses or amount), and no amount (including any Tax relief) (or part of any amount) shall be taken into account, set off or credited more than once for breach of or under this Agreement or any other Transaction Document or otherwise, with the intent that there will be no double counting for breach of or under this Agreement or any other Transaction Document or otherwise. In particular, no Claim may be made in respect of the warranty in paragraph 3 (Accounts) of Schedule 2 (Seller’s Warranties) where any post Completion adjustment has been made under Clause 10 to compensate the Purchaser in respect of a material misstatement of the assets or liabilities of the Group at the Locked Box Date or vice versa.

11.14	Mitigation of Losses
The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability for any Claim (other than a Tax Deed Claim).

11.15	Fraud
The limitations of liability contained in this Clause 11 shall not apply to any liability for any Claim to the extent that the same is attributable to fraud or fraudulent misrepresentation on the part of the Seller.

11.16	No Leakage Warranty and Undertaking and Indemnification Agreement

11.16.1	The limitations of liability contained in this Clause 11 shall not apply to the warranty or the undertaking given by the Seller in Clause 8.1 above (other than that specified in Clause 11.1.1(i)).

11.16.2
The limitations of liability contained in this Clause 11 shall not apply to the Guarantor’s liability pursuant to, and in connection with, the Indemnification Agreement save that the provisions of Clause 11.13 shall operate to prevent any double recovery under this Agreement and the Indemnification Agreement.

11.17	Tax claims
The Seller shall not be liable for any Tax Deed Claim or Tax Warranty Claim to the extent that the exclusions in clause 4 of the Tax Deed apply.

11.18	Repetition of Paragraph 3 of Schedule 2 (Seller’s Warranties)
Notwithstanding any other provision of this Agreement, the Seller shall not be liable in respect of any claim in relation to Paragraph 3.3 of Schedule 2 (Seller’s Warranties), when such warranty is repeated at Completion, to the extent it has arisen directly or indirectly as a result of:

11.18.1	acts or omissions of Lightsource in its capacity as asset management and/or operation and maintenance provider to the Group Companies; or

11.18.2
any event, circumstance, effect, occurrence or state of affairs or any combination of them (whether existing or occurring on or before the Completion Date) but not before the date of this Agreement that is outside of the control (whether directly or indirectly) of any member of the Seller’s Group, and shall only have liability in respect of any such claim to the extent that it has arisen directly or indirectly out of an act or omission (or any series of acts or omissions) of any member of the Seller’s Group.

12	Spare Parts Escrow Account

12.1
On the Completion Date, the Seller shall pay the sum of £1,000,000 (the “Spare Parts Escrow Amount”) into the Seller’s Solicitors’ Bank Account (for this purpose, the “Spare Parts Escrow Account”) and irrevocably release it to the order of the Seller’s Solicitors (the “Spare Parts Escrow Agent”) subject to the provisions of this Clause 12.

12.2
The Spare Parts Escrow Agent shall hold the Spare Parts Escrow Amount as stakeholder on the terms of the Spare Parts Escrow Agreement in the joint names of the Purchaser and the Seller. The Spare Parts Escrow Agent shall not release any of the Spare Parts Escrow Amount except as provided in this Clause 12 and the Spare Parts Escrow Agreement.

12.3
Any bank or other charges arising on the Spare Parts Escrow Account shall be charged to the Spare Parts Escrow Account. Any interest or profit generated on the Spare Parts Escrow Account (subject to any deduction of tax at source or any bank or other charges properly charged to the Spare Parts Escrow Account) (the “Income”) shall accrue to and form part of the Spare Parts Escrow Account. Each time part of the Spare Parts Escrow Amount is paid out it shall have added to it the corresponding proportion of the Income.

12.4
Any payment under this Clause 12 shall be made to such account as the relevant Party has specified in accordance with the Spare Parts Escrow Agreement. Payment to such account shall constitute a full discharge by the Spare Parts Escrow Agent to the payee in respect of the relevant payment obligation. Both the Seller and the Purchaser undertake to each other to issue instructions for payment from the Spare Parts Escrow Account of the amounts due under this Clause 12 without delay.

12.5
As soon as practicable following Completion, the Purchaser shall procure that Lightsource shall perform an inventory of the Spare Parts Stock which are owned by and in the possession of the Group Companies and shall provide a written report, which shall consist of:

12.5.1	a reconciliation between the Spare Parts Stock and the Spare Parts Required Stock; and

12.5.2	an estimate of the aggregate value in pounds sterling of the spare parts on each of the list of Spare Parts Stock and the list of Spare Parts Required Stock (the “Estimate”), to the Seller and the Purchaser. The Seller and the Purchaser shall have five Business Days to review the Estimate. If the Seller and Purchaser agree with the Estimate, then, to the extent that the valuation of the Spare Parts Required Stock exceeds the value of the Spare Parts Stock, they shall jointly instruct the Spare Parts Escrow Agent in writing to pay an amount equal to the difference out of the Spare Parts Escrow Account to the Purchaser (together with the relevant proportion of Income accrued thereon in accordance with Clause 12.3). The Spare Parts Escrow Agent shall immediately thereafter cause the balance (if any) remaining in the Spare Parts Escrow Account to be paid to the Seller. If the valuation of the Spare Parts Stock is equal to or exceeds the valuation of the Spare Parts Required Stock then the Seller and the Purchaser shall instruct the Spare Parts Escrow Agent to pay all sums in the Spare Parts Escrow Account to the Seller.

12.6
If, on the other hand, the Seller or the Purchaser notifies the other in writing that it does not agree with the Estimate, then the Seller and the Purchaser shall jointly instruct the Independent Technical Adviser to perform its own inventory of the Spare Parts Stock and to provide a written report thereon, which shall also include a report on the aggregate value of the Spare Parts Required Stock (the “Independent Inventory Report”), to the Seller and the Purchaser. The Seller and Purchaser agree that the Independent Inventory Report shall be binding on them, save in the case of manifest error. Subject to the foregoing, no later than two Business Days following receipt by the Seller and the Purchaser of the Independent Inventory Report, the Seller and Purchaser shall jointly instruct the Spare Parts Escrow Agent in writing as follows:

12.6.1
if the valuation of the Spare Parts Required Stock exceeds the valuation of the Spare Parts Stock (in each case as set out in the Independent Inventory Report), to pay an amount equal to the difference out of the Spare Parts Escrow Account to the Purchaser (together with the relevant proportion of Income accrued thereon in accordance with Clause 12.3) and immediately thereafter to cause the balance (if any) remaining in the Spare Parts Escrow Account to be paid to the Seller; or

12.6.2
if the valuation of the Spare Parts Stock is equal to or exceeds the valuation of the Spare Parts Required Stock (in each case as set out in the Independent Inventory Report) to pay all sums in the Spare Parts Escrow Account to the Seller.

12.7
In no circumstances shall the Seller be obliged to pay the Purchaser any sums in excess of the amount standing to the credit of the Spare Parts Escrow Account in respect of the matters set out in this Clause 12.

13	Guarantee

13.1
The Guarantor unconditionally and irrevocably guarantees to the Purchaser the due and punctual performance and observance by the Seller of all its obligations, commitments, undertakings, warranties and indemnities under or pursuant to the Transaction Documents (the “Guaranteed Obligations”) and agrees that if any Guaranteed Obligation is or becomes unenforceable, invalid or illegal it will, as an independent and primary obligation, indemnify the Purchaser immediately on demand against all Losses which the Purchaser suffers through or arising from any act or omission that would be a breach by the Seller of the Guaranteed Obligations if the relevant Guaranteed Obligation were not unenforceable, invalid or illegal, to the extent of any limit on the liability of the Seller in this Agreement.

13.2
If and whenever the Seller defaults for any reason whatsoever in the performance of any of the Guaranteed Obligations, the Guarantor shall forthwith upon demand unconditionally perform (or procure performance of) and satisfy (or procure the satisfaction of) the Guaranteed Obligations in regard to which such default has been made in the manner prescribed by the relevant Transaction Document and so that the same benefits shall be conferred on the Purchaser as it would have received if the Guaranteed Obligations had been duly performed and satisfied by the Seller.

13.3
This guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Guaranteed Obligations shall have been performed or satisfied. This guarantee is in addition to and without prejudice to and not in substitution for any rights or security which the

Purchaser may now or hereafter have or hold for the performance and observance of the Guaranteed Obligations.

13.4
As a separate and independent stipulation the Guarantor agrees that any of the Guaranteed Obligations (including any moneys payable) which may not be enforceable against or recoverable from the Seller by reason of any legal limitation, disability or incapacity on or of the Seller or the dissolution, amalgamation or reconstruction of the Seller or any other fact or circumstances (other than any limitation imposed by this Agreement) shall nevertheless be enforceable against and recoverable from the Guarantor as though the same had been incurred by the Guarantor and the Guarantor were the sole or principal obligor in respect thereof and shall be performed or paid by the Guarantor on demand.

13.5	The liability of the Guarantor under this Clause 13 shall not be affected, impaired, reduced or released by:

13.5.1	any variation of the Guaranteed Obligations;

13.5.2	any forbearance, neglect or delay in seeking performance of the Guaranteed Obligations or any granting of time for such performance;

13.5.3	the illegality, invalidity, unenforceability or, or any defect in, any provision of a Transaction Document or the Seller’s obligations under any of them;

13.5.4	any insolvency or similar proceeding; or

13.5.5	any other fact or event which in the absence of this provision would or might constitute or afford a legal or equitable discharge or release or a defence to a guarantor.

14	Signing deliverables

14.1	On the date of this Agreement:

14.1.1	the Seller shall procure that the Legal Opinion is issued to the Purchaser; and

14.1.2	the Purchaser shall procure that the Equity Commitment Letters are delivered to the Seller.

14.2
The Seller shall use its reasonable endeavours to deliver an electronic copy of the contents of the Data Room to the Purchaser prior to execution of this Agreement and to the extent it has not been able to do so, shall use reasonable endeavours to do so as soon as practicable following the date of this Agreement.

15	Indemnification Agreement
Each Party agrees (i) that the Indemnification Agreement shall be entered into by or on behalf of the parties thereto on the date hereof pursuant to and in connection with this Agreement and (ii) to use all its powers and rights to the fullest extent possible to ensure that the Indemnification Agreement is validly executed by or on behalf of the parties thereto on the date hereof.

16	Announcements

16.1	The Parties hereby agree to the release of the Press Announcements promptly following the execution and delivery of this Agreement by or on behalf of the Parties.

16.2
Save for the Press Announcements (and any announcement that is consistent in all material respects with the Press Announcements or any other announcement made in accordance with this Clause 16.2) and subject to Clause 16.4, no public announcement concerning the existence or subject matter of this Agreement shall be made by or on behalf of any Party or any member of the Seller’s Group or the Purchaser’s Group without the prior written approval of the Purchaser and the Seller.

16.3
Subject to Clause 16.4, the Purchaser undertakes to the Seller that it shall not, and following Completion shall procure that each Group Company shall not, between the date of this Agreement and the date falling nine months after the Completion Date, disclose the purchase price, or any information from which the purchase price could be readily ascertained, for:

16.3.1
the sale of any Shares, or assets directly held by the Company, unless the Seller has provided its prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) to such disclosure; or

16.3.2
the sale of any shares in, or assets directly held by, Vortex Solar UK4 Limited, Vortex Solar UK3 Limited, Vortex Solar UK2 Limited or the Purchaser without first consulting with and taking into account any reasonable requests made by the Seller in relation to such disclosure.

For the avoidance of doubt, the Parties agree that, save as set out in this Clause 16.3, there shall be no restriction whatsoever on any other member of the Purchaser’s Group or any of their respective Affiliates issuing any press release regarding their respective business activities (including any acquisitions or disposals of any shares or assets or any similar transactions and the purchase or sale price(s) in respect thereof) at any time.

16.4	A Party may make an announcement concerning the existence or the subject matter of any of the transactions described in Clause 16.3 if required by:

16.4.1	any applicable law or enactment; or

16.4.2	any securities exchange or Governmental Authority to which that Party or any of its Affiliates is subject or submits, wherever situated.

16.5	A Party may make an announcement concerning the existence or the subject matter of this Agreement if required by:

16.5.1	any applicable law or enactment; or

16.5.2	any securities exchange or Governmental Authority to which that Party or any of its Affiliates is subject or submits, wherever situated, provided that such disclosing Party shall, to the extent permitted by law, have first: (i) given Notice to the Purchaser (in the case of any proposed announcement by or on behalf of the Seller) or the Seller (in the case of any proposed announcement by or on behalf of the Purchaser) of its intention to make such an announcement; and (ii) taken all such steps as may be reasonable and practicable in the circumstances to agree on the contents of such announcement with the Purchaser (in the case of any proposed announcement by the Seller) or the Seller (in the case of any proposed announcement by the Purchaser), before making such announcement.

17	Confidentiality

17.1
Subject to Clauses 17.2 and 17.4, each Party shall treat as strictly confidential and shall not disclose to any other person any information received or obtained as a result of entering into or performing this Agreement which relates to the existence of this Agreement, the provisions of this Agreement, the negotiations and subject matter of this Agreement and the other Parties (“Confidential Information”) (including written information and information transferred or obtained orally, visually, electronically or by any other means).

17.2	A Party may disclose information which would otherwise be subject to the provisions of Clause 17.1 if and to the extent:

17.2.1	it is required by applicable law or enactment to which such Party is subject;

17.2.2	it is an announcement made in accordance with the provisions of Clause 15;

17.2.3
it is required by any securities exchange or Governmental Authority to which the Party or any of its Affiliates is subject or submits, wherever situated, whether or not the requirement for information has the force of law;

17.2.4	it is disclosed on a strictly confidential basis to that Party’s Affiliates, Representatives and the Representatives of its Affiliates;

17.2.5
it is disclosed to such Party’s third party financing sources and their professional advisers in connection with the Transaction, provided that such financing sources and their professional advisers are bound by confidentiality obligations in respect of the Confidential Information that are substantially in the form contained in the Loan Market Association’s standard form non-disclosure agreement, save for any professional advisors who are subject to a professional duty of confidentiality;

17.2.6
it was lawfully in its possession or in the possession of any of its Affiliates, Representatives or Representatives of its Affiliates (in either case as evidenced by written records or other reasonable evidence), free of any restriction as to its use or disclosure prior to it being so disclosed;

17.2.7	the information has come into the public domain through no fault of that Party or its Affiliates, Representatives or Representatives of its Affiliates;

17.2.8	that the Seller (in relation to disclosure by the Purchaser) or the Purchaser (in relation to disclosure by the Seller) has given prior written consent to the disclosure;

17.2.9	the information is disclosed to a Tax Authority and such disclosure is reasonably required in connection with that Party’s Tax affairs;

17.2.10	it is required to enable that Party to perform this Agreement or enforce its rights under this Agreement or disclosure is required for the purposes of any Proceedings; or

17.2.11	it is disclosed on a strictly confidential basis to the SunEdison Debtors (as defined in the Indemnification Agreement) or the Creditors’ Committee,
and provided that, to the extent permitted by applicable law, any information to be disclosed in reliance on Clauses 17.2.1 or 17.2.2 shall be disclosed only after consultation with the Purchaser (in the case of intended disclosure by the Seller) or the Seller (in the case of intended disclosure by the Purchaser) and the Party intending to disclose the Confidential

Information shall take into account, and to the extent possible, not take any action in contravention of, the reasonable comments or requests of such other Party.

17.3
Each of the Parties hereby agrees that it shall not use Confidential Information for any purpose other than in relation to the proper performance of its obligations and exercise of its rights under this Agreement (and the transactions contemplated hereby) or in connection with the business of the Group Companies.

17.4
Each of the Parties undertakes that it shall, and shall procure that its Affiliates shall, only disclose Confidential Information to any of its Representatives if it is reasonably required for purposes connected with this Agreement (or the other Transaction Documents) and only if the Representative is informed of the confidential nature of the Confidential Information and accepts equivalent restrictions to those accepted by the Party who discloses the information.

18	Notices

18.1	Any notice or other communication to be given under or in connection with this Agreement (a “Notice”) shall be:

18.1.1	in writing in the English language;

18.1.2	signed by or on behalf of the Party giving it; and

18.1.3
delivered personally by hand or courier (using an internationally recognised courier company) or sent by first class post (or by airmail if overseas) or recorded delivery or by email, to the Party due to receive the Notice, to the address and for the attention of the relevant Party set out in this Clause 18 (or to such other address and for such other person’s attention as shall have been notified to the giver of the relevant Notice and become effective in accordance with this Clause 18 prior to dispatch of the Notice).

18.2	In the absence of evidence of earlier receipt, any Notice served in accordance with Clause 18.1 shall be deemed given and received:

18.2.1	in the case of personal delivery by hand or courier, at the time of delivery at the address referred to in Clause 18.4;

18.2.2	in the case of first class post (other than airmail) or recorded delivery, at 10.00 a.m. on the second Business Day after posting;

18.2.3	in the case of airmail, at 10.00 a.m. on the fifth Business Day after posting; and

18.2.4	in the case of email, at the time of sending, provided that receipt shall not occur if the sender receives an automated message that the email has not been delivered to the recipient.

18.3	For the purposes of this Clause 18:

18.3.1	all times are to be read as local time in the place of deemed receipt;

18.3.2
if deemed receipt under this Clause 18 is not within business hours (meaning 9.00 a.m. to 5.30 p.m. Monday to Friday on a day that is not a public holiday in the place of receipt), the Notice is deemed to have been received at 9.00 a.m. on the next Business Day in the place of receipt; and

18.3.3	in the case of a Notice sent by email, the place of receipt is the place in which the Party to whom Notice is sent has its postal address under this Agreement.

18.4	The addresses of the Parties for the purpose of this Clause 18 are as follows:

18.4.1	The Seller and the Guarantor: SunEdison Yieldco UK HoldCo 2, LLC
For the attention of:        General Counsel
Address:             c/o TerraForm Power, Inc.
7550 Wisconsin Ave.
Bethesda, MD 20814, USA
Email:             SDeschler@TerraForm.com

With a copy (which shall not constitute or be essential for valid Notice) to:

For the attention of:         Adam Kuehne, Director, Global Capital Markets & Structured Finance
Address:             c/o TerraForm Power, Inc.
7550 Wisconsin Ave.
Bethesda, MD 20814, USA
Email:             akuehne@terraform.com

18.4.2	The Purchaser: Vortex Solar UK Limited

For the attention of:             Karim Moussa, Managing Director, Private Equity
Bakr Abdel-Wahab, Managing Director, Private Equity
Address:             c/o EFG-Hermes UAE Limited
Level 6, The Gate
West Wing, Dubai International Financial Centre
Sheikh Zayed Road, PO Box 30727
Dubai, UAE
Email:             kmoussa@efg-hermes.com / bwahab@efg-hermes.com

With a copy (which shall not constitute, or be essential for valid, Notice) to:

For the attention of:         Edwina Kelly, Vice President, Private Equity
Address:         c/o EFG-Hermes UAE Limited
Level 6, The Gate
West Wing, Dubai International Financial Centre
Sheikh Zayed Road, PO Box 30727
Dubai, UAE
Email:         ekelly@efg-hermes.com

18.5	In proving receipt or deemed receipt, it shall be sufficient to prove that the envelope containing the Notice or communication was properly addressed to the address shown thereon or that the email containing the Notice or communication was transmitted to the email address of the relevant Party.

18.6	Any Party may notify the other Party of any change to its name, address or email address for the purpose of this Clause 18 provided that such Notice shall only be effective on:

18.6.1	the date specified in the Notice as the date on which the change is to take effect; or

18.6.2
if no date is so specified or the date specified is less than three Business Days after which such Notice was given (or deemed to be given), the fourth Business Day after the Notice was given or deemed to be given.

18.7	This Clause 18 shall not apply to the service of, or any step in, Proceedings.

19	Assignment

19.1
No Party may assign the benefit of this Agreement (in whole or in part), transfer, declare a trust of or otherwise dispose of in any manner whatsoever its rights and obligations under this Agreement or sub-contract or delegate its performance under this Agreement (each of the above a “Dealing”) without the prior written consent of either the Seller (in the event of intended assignment by the Purchaser) or the Purchaser (in the event of intended assignment by the Seller), such consent to be at the absolute discretion of the other Party to withhold provided that:

19.1.1
the Seller may assign the benefit of this Agreement (in whole or in part) to another member of the Seller’s Group without the consent of the Purchaser provided that if the assignee ceases to be a member of the Seller’s Group, it shall before ceasing to be so assign the benefit, so far as assigned to it, back to the Seller or to another member of the Seller’s Group;

19.1.2
following the Completion Date, the Purchaser may assign the benefit of this Agreement (in whole or in part), or transfer any or all obligations or liabilities of the Purchaser under this Agreement, to another member of the Purchaser’s Group without the consent of the Seller provided that if the assignee ceases to be a member of the Purchaser’s Group, it shall before ceasing to be so assign the benefit, so far as assigned to it, back to the Purchaser or to another member of the Purchaser’s Group; and

19.1.3
the Purchaser may assign its rights under this Agreement (by way of security only) to any bank or financial institution lending money or making other facilities available to the Purchaser (or one of the members of the Purchaser’s Group), the principal purposes of which is to fund (i) the acquisition or the refinancing of the acquisition of the Shares, (ii) the refinancing of the existing indebtedness of the Group or (iii) any capital expenditure, acquisitions and general working capital of the Group.

19.2	If there is a Dealing under Clause 19.1:

19.2.1	the liability of a non-assigning Party to any assignee cannot be greater than its liability to the original Party; and

19.2.2	the assignee may enforce this Agreement as if it were a party to it, but the assignor will remain liable for its obligations under this Agreement.

19.3	Any Dealing or purported Dealing in contravention of this Clause 19 shall be ineffective.

19.4	Each Party that has rights under this Agreement hereby confirms that it is acting on its own behalf and not for the benefit of another person.

20	Costs and Expenses

20.1
Save as otherwise expressly provided in this Agreement, each Party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and all other documents mentioned herein.

20.2
All stamp duty and SDRT payable on or in respect of the transfer of the Shares shall be borne by the Purchaser. The Purchaser shall be responsible for arranging the payment of such stamp duty and SDRT, including fulfilling any administrative or reporting obligation imposed by the jurisdiction in question in connection with such payment. The Purchaser shall indemnify the Seller or any other member of the Seller’s Group against any Losses suffered by the Seller or member of the Seller’s Group as a result of the Purchaser failing to comply with its obligations under this Clause 20.2.

21	Invalidity

21.1	If at any time any provision of this Agreement shall be held to be illegal, void, invalid or unenforceable, in whole or in part, under any enactment or rule of law in any jurisdiction, then:

21.1.1	such provision shall:

(i)	to the extent that it is illegal, void, invalid or unenforceable, be given no effect and shall be deemed not to be included in this Agreement; and

(ii)
not affect or impair the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement or the legality, validity or enforceability under the law of any other jurisdiction of such provision or any other provision of this Agreement; and

21.1.2
the Parties shall use all reasonable endeavours to replace such a provision with a valid and enforceable substitute provision which carries out, as closely as possible, the intentions of the Parties under this Agreement.

22	Third Party Rights

22.1
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of or enjoy any benefit under, this Agreement except to the extent set out in this Clause 22.

22.2	An assignee pursuant to Clause 19.1 may enforce and rely on this Agreement as if it were a Party.

22.3	The Noteholder may enforce and rely on Clause 7.4.2 to the same extent as if it were a party to this Agreement.

22.4	Notwithstanding the provisions of Clause 22.2 or any benefits conferred by this Agreement on any third party by virtue of the Contracts (Rights of Third Parties) Act 1999, the Parties

may amend, vary, waive, terminate or rescind this Agreement at any time and in any way without the consent of any person named in Clause 22.2.

23	Further Assurance
Without prejudice to any other provision of this Agreement, the Seller shall, on being required to do so by the Purchaser, do or procure the doing of all such acts and / or execute or procure the execution of such documents as the Purchaser may from time to time reasonably require in order to transfer the Shares to the Purchaser.

24	Whole Agreement

24.1
Each of the Parties to this Agreement confirms that the content of this Agreement as expressly set out herein, together with the content of the Transaction Documents as expressly set out therein, represents the entire understanding, and constitutes the whole agreement, in relation to its subject matter and the transactions contemplated by it and supersedes all previous agreements, understandings or arrangements (whether express, implied, oral or written (whether or not in draft form)) between the Parties with respect thereto which shall cease to have any further force or effect, notwithstanding the existence of any provision of any such prior agreement or understanding that any such rights or provisions shall survive its termination and, without prejudice to the generality of the foregoing, excludes any warranty, condition or other undertaking implied at law or by custom, usage or course of dealing.

24.2	Each of the Purchaser (for itself and on behalf of each other member of the Purchaser’s Group) and the Seller (for itself and on behalf of each other member of the Seller’s Group) confirms that:

24.2.1
in entering into this Agreement and the other Transaction Documents it has agreed not to rely on any representation (including any misrepresentation or any misstatement), warranty, collateral contract, assurance, covenant, indemnity, undertaking or commitment which is not expressly set out in this Agreement and the other Transaction Documents; and

24.2.2
in any event, without prejudice to any liability for fraudulent misrepresentation or fraudulent misstatement, the only rights or remedies in relation to any representation (including any misrepresentation or any misstatement), warranty, collateral contract, assurance, covenant, indemnity, undertaking or commitment given or action taken in connection with this Agreement, or with any of the Transaction Documents, shall be for breach of the terms of this Agreement or such Transaction Document, and for the avoidance of doubt, no Party has any other right or remedy (whether by way of a claim for contribution or otherwise) in tort (including negligence) or for misrepresentation (whether negligent or otherwise, and whether made prior to, or in, this Agreement), and to the extent that any such claim exists or may exist, each of the Purchaser (for itself and on behalf of each other member of the Purchaser’s Group) and the Seller (for itself and on behalf of each other member of the Seller’s Group) hereby irrevocably waives such claim and releases the Seller and the Seller’s Group (in the case of the Purchaser) and the Purchaser and the Purchaser’s Group (in the case of the Seller) from any liability whatsoever in respect thereof.

25	Variation and Waiver

25.1
No variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the Parties. The expression “variation” shall, in each case, include any variation, supplement, deletion or replacement however effected.

25.2
Any waiver or any right or default hereunder shall be effective only in the instance given and will not operate as or imply a waiver of any other or similar right or default on any subsequent occasion. No waiver of this Agreement or of any provision hereof will be effective unless it is in writing and signed by the Party against whom such waiver is sought to be enforced.

25.3
Any delay by any Party in exercising, or failure to exercise, any right or remedy under this Agreement shall not constitute a waiver of the right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any rights or remedy under this Agreement or otherwise shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy.

26	Counterparts
This Agreement may be executed in counterparts, and by the Parties on separate counterparts, but shall not be effective until each Party has executed at least one counterpart. Each counterpart shall constitute an original of this Agreement, but the counterparts shall together constitute one and the same instrument.

27	Payments
Unless otherwise expressly stated in this Agreement, all payments to be made under this Agreement shall be made in sterling to such account as the receiving Party directs by Notice to the paying Party. Receipt of the amount due shall be effective discharge of the relevant payment obligation.

28	Governing Law and Jurisdiction

28.1
This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of, or in connection with, it or its subject matter shall be governed by, and construed in accordance with, English law.

28.2
The Parties irrevocably agree to submit to the exclusive jurisdiction of the courts of England to settle any claim, dispute or difference (including non-contractual claims, disputes or differences) which may arise out of, or in connection with, this Agreement or its subject matter (including a dispute regarding the existence, validity, formation, effect, interpretation, performance or termination of this Agreement) and that, accordingly, any Proceedings be brought in such courts.

28.3	Each Party waives (and agrees not to raise) any objection, on the ground of inconvenient forum or on any other ground, to the bringing of Proceedings in the English courts.

28.4
Each Party irrevocably agrees that a judgment or order against it in Proceedings brought in England shall (provided there is no appeal pending or open) be conclusive and binding upon it and may be enforced against it in the courts of any other jurisdiction.

29	Agent for Service of Process

29.1
Each Party which is not a company incorporated in England and Wales shall at all times maintain an agent for service of process in England. The Seller and the Guarantor irrevocably appoint Hackwood Secretaries Limited of One Silk Street, London EC2Y 8HQ, United Kingdom (such entity or any replacement agent appointed pursuant to Clause 29.3 being an “Agent”) as its agent for such purpose.

29.2
Without prejudice to any other permitted mode of service, each Party agrees that service of any claim form, notice or other document for the purpose of any Proceedings begun in England shall be duly served upon it if served on its Agent in any manner permitted by the Civil Procedure Rules, whether or not it is forwarded to the relevant Party.

29.3
If for any reason the Agent appointed by any Party at any time ceases to act as such, the Party shall promptly appoint another such agent and promptly notify the other Parties of the appointment and the new agent’s name and address. If the Party concerned does not make such an appointment within five Business Days of such cessation, then any other Party may do so on its behalf and shall notify the other Parties if it does so.

THIS AGREEMENT has been duly executed by or on behalf of the Parties and has, on the date stated at the beginning of this Agreement, been delivered as a Deed.
Seller:

Executed and delivered as a deed by
SunEdison Yieldco UK HoldCo 2, LLC, a company incorporated under the laws of the State of Delaware,
By: SunEdison Yieldco UK Holdco 2 Master Holdco, LLC, the sole member and manager of SunEdison Yieldco UK HoldCo 2, LLC,
By: TerraForm Power Operating, LLC, the sole member and manager of SunEdison Yieldco UK HoldCo 2 Master Holdco, LLC,
By: Rebecca Cranna, Executive Vice President and Chief Financial Officer
being the persons who, in accordance with the laws of the State of Delaware, is acting under the authority of the company.
/s/ Rebecca Cranna …………………………..

Guarantor:

Executed and delivered as a deed by
Terraform Power Operating, LLC, a company incorporated under the laws of the State of Delaware
By: Rebecca Cranna, Executive Vice President and Chief Financial Officer
being the person who, in accordance with the laws of the State of Delaware, is acting under the authority of the company.
/s/ Rebecca Cranna …………………………...

Sale and Purchase Agreement Signature Page

Purchaser:

Executed and delivered as a deed by Vortex Solar UK Limited, a company registered in England and Wales, acting by
Karim Moussa, Director and Bakr Abdel-Wahab, Director, being persons who, in accordance with the laws of England and Wales, are acting under the authority of the company	/s/ Karim Moussa …………………………... /s/ Bakr Abdel-Wahab …………………………...

Sale and Purchase Agreement Signature Page

Section 1
Group Details
PART A: The Company

Name of company:    TerraForm UK2 Intermediate Holdings, Ltd
Company number:    09839939

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

PART B: The Direct Subsidiary

Name of company:    TerraForm UK3 Intermediate Holdings Limited
Company number:    09495895

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

PART C: The Holding Companies

Name of company:    SunE Green Holdco5 Limited
Company number:    08965363

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    SunE Green Holdco4 Limited
Company number:    09014863

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    SunE Green Holdco3 Limited
Company number:    08900697

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    SunE Green Holdco2 Ltd

Company number:    08793413

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    SunE Green Holdco7 Limited
Company number:    09019523

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    SunE Green Holdco9 Limited
Company number:    09017460

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    SunE Green Holdco13 Limited
Company number:    09095718

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    SunE Green Holdco6 Limited
Company number:    08986263

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

PART D: The Project Companies

Name of company:    SunE Green Energy Ltd
Company number:    08487387

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    Brynteg Solar Limited
Company number:    08409250

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    SunE Burthy Farm Solar Limited
Company number:    08489298

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    SE Bury Lane Solar Limited
Company number:    08520628

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    Sunsave 17 (Castle Combe) Limited
Company number:    08446187

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    SunE Project1 Ltd
Company number:    08520570

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    Sunsave 14 (Fenton) Limited
Company number:    08445926

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    Sunsave 43 (Epwell) Limited
Company number:    09092736

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    Daisy No 1 Limited
Company number:    08492941

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    MSP Fairwind Limited
Company number:    08509633

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    Sunsave 10 (Fareham) Ltd
Company number:    08166342

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    SunE Hill Farm Solar Limited
Company number:    09100857

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    Cambridge Solar Power Limited
Company number:    08897205

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    Sunsave 31 (Horam) Limited
Company number:    08977670

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    Sunsave 20 (Knowlton) Limited
Company number:    08461271

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    Boyton Solar Park Limited
Company number:    07488310

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    SunE Little Neath Solar Limited
Company number:    08489383

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    Sunsave 6 (Manston) Ltd
Company number:    08157474

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    SunE Prestop Park Limited
Company number:    09095810

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    AEE Renewables UK 31 Limited
Company number:    07502727

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    SunE Sundorne Grove Solar Limited
Company number:    08718930

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    KS SPV 24 Limited
Company number:    08151512

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    Sunsave 15 (Westwood) Limited
Company number:    08412087

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Name of company:    Sunsave 11 (Wrockwardine Farm) Limited
Company number:    08176198

Registered office:	Eversheds House, 70 Great Bridgewater Street, Manchester, United Kingdom, M1 5ES

Schedule 2
Seller’s Warranties

1	Title

1.1
Each of the Seller and the Guarantor is validly existing and duly registered under the laws of its jurisdiction of incorporation and the Seller is the sole legal and beneficial owner of the Shares and all of the Shares are fully paid and free from all Encumbrances and there is no liability to pay any additional contributions on the Shares.

1.2
The Company is the sole legal and beneficial owner of the entire issued share capital of the Direct Subsidiary and all of the issued shares in the Direct Subsidiary are fully paid and free from all Encumbrances.

1.3
The Company is the sole indirect legal and beneficial owner of the entire issued share capital of each of the Holding Companies and each of the Project Companies and all of the issued shares in the Holding Companies and the Project Companies are fully paid and free from all Encumbrances.

1.4
No person has the right (whether exercisable now or in the future and whether contingent or not) to call for the allotment, issue, sale, transfer or conversion of any share or loan capital of a Group Company under any option or other agreement (including conversion rights and rights of pre-emption).

2	Capacity and Authority

2.1	Each of the Seller and the Guarantor has the requisite power and authority to enter into and perform each Transaction Document to which it is a party.

2.2
Each Transaction Document to which the Seller or the Guarantor is a party constitutes or will, when executed, constitute legally valid and binding obligations on the Seller or the Guarantor as applicable and shall, upon its execution and/or delivery, be legally enforceable against the Seller or the Guarantor as applicable.

2.3	Compliance with the terms of each Transaction Document to which the Seller or the Guarantor is a party does not and will not conflict with or constitute a default or breach under any provision of:

2.3.1	the Seller’s or the Guarantor’s memorandum or articles of association (or equivalent documents); or

2.3.2	any order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Seller or the Guarantor is bound or submits.

3	Accounts

3.1
The Audited Project and Holding Companies Accounts give a true and fair view of the state of affairs of the Group Companies to which they relate, and their respective assets and liabilities as at the Locked Box Date and of the results thereof for the financial year ended on the Locked Box Date and have been prepared in accordance with IFRS and applicable laws and on a basis consistent with the equivalent audited financial statements for the financial year ended on 31 December 2014 to the extent there are comparable financial statements for such financial year.

3.2
The monthly management accounts of the Group Companies from the Locked Box Date to 30 June 2016 have been prepared with a reasonable degree of accuracy and on a basis consistent with the management accounts prepared for the equivalent period in the prior year to the extent such management accounts exist.

3.3
Since the Locked Box Date, there has been no Material Adverse Change, each Group Company has carried on business in the ordinary and usual course and no Group Company has made or agreed to make any payment other than routine or customary payments in the ordinary and usual course.

4	Financial Indebtedness

4.1
No Group Company has lent any money to any entity other than a Group Company which is due to be repaid and as at the date of this Agreement has not been repaid to it and no Group Company owns the benefit of any debt owed by an entity other than (a) debt owed by a Group Company and (b) any trade debts incurred in the ordinary and usual course of business.

4.2
No Group Company owes any Financial Debt to any entity other than a Group Company other than the debt outstanding under the Existing Facilities, the Receivable, any Other Receivable and the Loan Note and no Group Company has granted (or agreed to grant) any Encumbrance in respect of its securities, assets or undertaking save for the Encumbrances granted in respect of the Existing Facilities.

4.3
No Financial Debt of any Group Company has become due and payable, or capable of being declared due and payable, before its normal or originally stated maturity and no Group Company or member of the Seller’s Group has received a demand or other notice requiring any Financial Debt of any Group Company to be paid or repaid before its normal or originally stated maturity.

4.4
No event of default or any other event or circumstance which would entitle any person to call for early repayment of any Financial Debt of any Group Company or to enforce any security given by any Group Company (or, in either case, any event or circumstance which with the giving of notice would constitute such an event or circumstance) has occurred.

4.5	The Noteholder is beneficially entitled to all of the interest payable under the Loan Note.

4.6	No amount is required by law to be deducted or withheld on account of Tax from the Receivable Payment Amount or any Other Receivable Payment Amounts.

5	Corporate Matters

5.1
The Group Companies are duly formed private limited companies in existence and are validly existing and duly registered under the laws of England and Wales and are licensed or qualified to do business under the laws of England and Wales and have been in continuous existence since their formation.

5.2	The information set out in Schedule 1 (Group Details) is true, accurate and not misleading.

5.3
The copies of the memoranda (if applicable) and articles of association of the Group Companies made available to the Purchaser in the Data Room are correct, complete and in full force and effect and have not been amended or superseded as at the date of this

Agreement. The statutory books and registers of each Group Company are accurate and up to date in all material respects in accordance with all applicable laws.

5.4
Except for the Direct Subsidiary, the Holding Companies and the Project Companies, the Company does not have any interest in any undertaking or in the share capital of any body corporate, nor has it agreed to acquire such an interest.

5.5
No Group Company is a party to any joint venture agreement or arrangement or any other agreement or arrangement under which it is to participate with any other person in any business or profit or loss sharing arrangement.

5.6	No Group Company has, and has never had, any branch, agency, place of business or establishment outside England and Wales.

5.7	Each Project Company has full corporate power to carry on its business and to own and operate its assets, the Properties and its business as now carried on and owned and operated.

6	Share Capital

6.1	No person is entitled to receive from the Group Companies any introduction fee, brokerage or other commission in connection with the sale of the Shares.

7	Operations

7.1	Since incorporation, the Company has not carried on any trade and the only activity of the Company has been holding the shares in the Direct Subsidiary.

7.2	No Project Company is in material breach of any of its duties or obligations under its relevant O&M Agreement or Management Services Agreement.

7.3
Each Project Company’s material obligations under its relevant O&M Agreement and Management Services Agreement due to be discharged prior to Completion in accordance with the terms of such agreements have been discharged in full.

7.4	No Project Company has any full-time or part-time employees or consultants.

8	Real Estate

8.1	Since the date of each of the Certificates of Title, there has been no material adverse change in the title to the Properties subject to the Certificates of Title.

8.2
So far as the Seller is aware, the information provided to Eversheds, DAC Beachcroft, Burges Salmon and Simmons & Simmons for the purposes of the Certificates of Title was true, complete and accurate in all respects at the time it was provided and since the date of each of the Certificates of Title (a) there has been no material change to the Project Company confirmations given in the Certificates of Title, which is likely to have a material adverse effect on the operation of any of the Projects and (b) no material new title matters have been registered against the leasehold titles to the Properties other than those set out in schedule 15 (Additional Property Conditions Subsequent) of the Common Terms Agreement.

8.3
The Properties comprise all the freehold and leasehold properties owned, occupied or used by the Group Companies or in which the Group Companies have any interest and the Group Companies are not party to any uncompleted agreement or arrangement (written or otherwise) to acquire or dispose of any freehold or leasehold property.

8.4
The Group Companies have, except in relation to the Properties, no liability (whether actual or contingent) in relation to any freehold or leasehold property that have at any time before the date of this Agreement been owned (under whatever tenure) or occupied or used by the Group Companies but which are no longer owned occupied or used by the Group Companies and have not disposed of any property in respect of which it has entered into any obligations for which it may continue to be liable notwithstanding such disposal.

8.5
All covenants, conditions, restrictions and stipulations contained in each of the Leases have been observed and performed in all material respects, including covenants to obtain consents, and there has not been any waiver of or acquiescence to any breach of them.

8.6
All rents and other sums payable under each of the Leases (including any sums due in respect of reinstatement security) have been paid as and when they became due and no such sums have been set off, withheld, commuted, waived, paid in advance of the due date for payment or accepted or agreed beyond what is legally permitted or subject to any qualification.

8.7
So far as the Seller is aware, there is no outstanding dispute with the landlord of any of the Leases and, since the date of each of the Certificates of Title, no forfeiture proceedings have been commenced and, so far as the Seller is aware, none are contemplated in relation to any of the Properties.

8.8	Since the date of the Certificates of Title each Project Company continues to exercise all of the rights required for the operation of the Projects freely and without interruption or objection

8.9	For each Project where the Leases have been varied, all necessary consents to the variation have been obtained.

8.10	Since the date of the Certificates of Titles there are no outstanding rent reviews under any of the Leases and none of the Leases have been surrendered whether in whole or part.

8.11
So far as the Seller is aware, there has been no change to the matters set out in the disclosures in schedule 3 paragraph 1.1 of the Certificates of Title regarding the title deeds and documents for each of the Properties.

8.12
Since the dates of the Certificates of Title, no new mortgage, debenture, charge (whether legal or equitable and whether fixed or floating) or other security affecting the Properties, has been put in place other than that as disclosed in favour of Santander UK Plc.

8.13
All sums for the benefit of a community payable by a Project Company in connection with the construction and/or operation of a Project have been paid as and when they became due or have subsequently been settled (including without limitation by the Says Court ProjectCo under the letter to Westerleigh Parish Council dated 15 August 2013).

8.14
The deed of variation to the Brynteg Lease and lease supplemental to the Brynteg Lease in connection with access rights and rent have been entered into by the Brynteg ProjectCo with the landlord of the Brynteg Property and have been registered at the Land Registry.

8.15
The portion of the leasehold premises at Sundorne Grove, Shrewsbury registered at the Land Registry with Title Number SL235858 which has not been developed by the relevant Project Company and which the landlord has a right to reclaim under the Sundorne Grove Lease is not required as at the date of this Agreement and is not likely to be required in the future, for the operation and performance of the existing project at the Sundorne Grove site.

9	Insurance

9.1
The Group maintains, and, for the period during which the Seller has owned each other Group Company, has maintained, valid public liability insurance cover in respect of their respective businesses and assets.

9.2
The relevant Group Companies have at all times since the date of the Common Terms Agreement maintained the insurances required under the Common Terms Agreement, no claims are outstanding under or in respect of the validity of such insurances and, so far as the Seller is aware, there is no fact or circumstance that is reasonably likely to give rise to a claim under or in respect of such insurances.

10	Licences and Consents

10.1
All material consents which are necessary to develop, build, connect and operate the Projects, have been obtained by the Project Companies and the Seller is not aware of any reason that would affect the validity of any such consents.

10.2
So far as the Seller is aware, all reports, returns and information required by law or as a condition of any such consent to be made or given to any person or authority in connection with the Projects and/or the business of the Project Companies have been made or given to the appropriate person or authority.

11	Compliance
For the period during which the Seller has owned each Project Company, each of the Project Companies has at all times complied in all material respects with applicable laws, regulations, orders and byelaws.

12	Litigation and Disputes

12.1
The Group Companies are not and, so far as the Seller is aware, no person for whose acts a Group Company may be liable is, engaged in any material litigation, arbitration, administrative or criminal proceedings, whether as claimant, defendant or otherwise.

12.2
No litigation, arbitration, administrative, investigative or criminal proceedings by or against any Group Company or, so far as the Seller is aware, against any person for whose acts any Group Company may be liable, are threatened or expected or pending, and no order or judgment in relation to such matters is outstanding.

12.3
So far as the Seller is aware, there are no facts or circumstances reasonably likely to give rise to any litigation, arbitration, administrative or criminal proceedings against any of the Group Companies.

13	Insolvency

13.1
No order has been made, no resolution has been passed, no petition presented and no meeting convened for the winding up of the Seller, the Guarantor, any Group Company or any other member of the Seller’s Group, or for the appointment of any provisions liquidator or in relation to any other process whereby the business is terminated and the assets of the company concerned are distributed amongst creditors and/or shareholders or other contributors, and there are no cases or proceedings under any applicable insolvency, reorganisation or similar law in any relevant jurisdiction, and no events have occurred which, under applicable laws, would be reasonably like to justify any such cases or proceedings.

13.2
No person has taken any step, legal proceeding or other procedure with a view to the appointment of an administrator, whether out of court or otherwise, in relation to the Seller, the Guarantor, any Group Company or any other member of the Seller’s Group, and no receiver (including any administrative receiver) has been appointed in respect of the whole or any part of any of the property, assets and/or undertaking of any Group Company nor has any such order been made (including, in any relevant jurisdiction, any other order by which, during the period it is in force, the affairs, business and assets of the company concerned are managed by a person appointed for the purpose by a court, governmental agency or similar body).

13.3
None of the Seller, the Guarantor, the Group Companies or any other member of the Seller’s Group has taken any step with a view to a suspension of payments or a moratorium of any indebtedness or has made any voluntary arrangement with any of its creditors or is insolvent or unable to pay its debts as they fall due.

14	Tax

14.1
So far as the Seller is aware, each Group Company has duly and punctually paid all Tax which it has become liable to pay. No Group Company has paid, within the period of seven years ending on the date of this Agreement, any material penalty, fine, surcharge or interest in relation to any Tax.

14.2
All material notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments, elections and registrations and any other necessary material information required to be submitted by any Group Company to any Taxation Authority for the purposes of Taxation have been made on a proper basis, were punctually submitted, were accurate, correct and complete in all material respects when supplied and remain accurate, correct and complete in all material respects. None of such notices, returns (including any land transaction returns), reports, accounts, computations, statements, assessments and registrations and any other necessary material information are the subject of any material dispute and, so far as the Seller is aware, none is expected to be the subject of any material dispute, in each case with any Taxation Authority.

14.3
Each Group Company is and always has been resident for Tax purposes only in the jurisdiction in which it is incorporated. No Group Company is liable to pay, nor has at any time incurred any liability to, Tax chargeable under the laws of any jurisdiction other than the jurisdiction in which it is incorporated. No Group Company is required to be registered for any Tax purpose in any jurisdiction other than the jurisdiction in which it is incorporated.

14.4	Each Group Company has complied within applicable time limits with all notices served on it and any other requirements imposed on it, in each case lawfully by any Taxation Authority.

14.5
The Audited Project and Holding Companies Accounts make full provision in accordance with IFRS for all Taxation assessed or liable to be assessed on each Group Company in respect of any period ending on or before the Locked Box Date or for which any Group Company is accountable at that date, whether or not any Group Company has (or may have) any right of reimbursement against any other person.

14.6	Proper provision has been made and shown in the Audited Project and Holding Companies Accounts for deferred taxation in accordance with IFRS.

14.7
Each Group Company has made all deductions and withholdings in respect or on account of any Tax required by any applicable law to be made from any payments made by it before the date of this Agreement and has accounted in full to the relevant Taxation Authority for all amounts so deducted and/or withheld on or before the date on which it is required to do so.

14.8
Each Group Company has kept and maintained such records, invoices and other information in relation to Tax as it is required to keep and maintain, and which are required to enable it to complete its Tax returns in respect of periods ending on or before Completion, calculate its liabilities to Tax in respect of periods ending on or before Completion and establish its entitlement to any Relief which has been shown as an asset or taken into account in reducing a provision for deferred tax in the Audited Project and Holding Companies Accounts.

14.9
No Group Company has surrendered or claimed the surrender of, or has entered into a commitment to surrender or claim the surrender of, any Relief under Part 5 of the Corporation Tax Act 2010 or of any amounts of Tax refund under section 963 of the Corporation Tax Act 2010 (other than to or from another Group Company).

14.10
No Group Company is party to any arrangements or agreement to which any company other than another Group Company is party in respect of which a payment or repayment may need to be made at the date of this Agreement in respect of any surrender of, any Relief under Part 5 of the Corporation Tax Act 2010 or of any amounts of Tax refund under section 963 of the Corporation Tax Act 2010.

14.11	No Group Company is a qualifying Company within the meaning of Schedule 46 to the Finance Act 2009.

14.12
Neither the execution nor completion of this Agreement, nor any other event since the Locked Box Date, will result in any asset being deemed to have been disposed of and reacquired by any Group Company for Tax purposes.

14.13
Each Group Company is registered for VAT purposes and has complied in all material respects with its obligations in relation to VAT. No Group Company has ever been a member of a group for VAT purposes (other than one which includes only other Group Companies).

14.14	Each Group Company has complied in all material respects with its obligations under section 59 of the Finance Act 2004.

14.15
Any document that may be necessary or desirable in proving the title of a Group Company to any asset which is owned by a Group Company at the date of this Agreement, and each document which a Group Company may wish to enforce or produce in evidence, is, where stampable, duly stamped for stamp duty purposes.

14.16
No arrangements have been entered into with HM Revenue & Customs pursuant to Section 59F Taxes Management Act 1970 to which both any Group Company and any company which is not a Group Company are a party.

15	Planning and Environment

15.1
There are no material breaches of the planning permissions or any planning agreement at any of the Properties, nor, so far as the Seller is aware, are there any material breaches of any non-material amendments to such planning permissions or planning agreements.

15.2
No enforcement action has been taken or, so far as the Seller is aware, threatened by any relevant local planning authority at any of the Properties and the Seller is not aware of any circumstance that is reasonably likely to give rise to enforcement action.

15.3
For the period during which the Seller has owned (directly or indirectly) each Group Company, each Group Company and each of its directors and officers has at all times complied in all material respects with all Environmental Laws.

15.4	So far as the Seller is aware, there are no facts or circumstances which are reasonably likely to give rise to an Environmental Claim against any of the Group Companies.

15.5
So far as the Seller is aware, there are no facts or circumstances which could give rise to Environmental Claims or a requirement for Remedial Works at the Sundorne Grove site or the Hill House Farm site.

16	Grid connection

16.1	Each Project Company has the benefit of a legally valid, binding and enforceable connection agreement.

16.2
There are no material breaches of the connection agreements and each Project Company’s payment and other material obligations under each connection agreement have been discharged prior to the Completion Date.

16.3	So far as the Seller is aware no material disconnections, de-energisations or outages have occurred pursuant to the connection agreements (other than in respect of Crundale).

17	EPC Contracts, Performance Security and Manufacturers' Warranties

17.1
Each Project Company has the benefit of the manufacturer’s warranties which should have been assigned to it pursuant to the terms of the EPC Contract to which it is a party and such warranties reflect the agreed terms, if any.

17.2	There has been no material breach by any Project Company or EPC Contractor of its duties or obligations under an EPC Contract to which it is a party.

17.3	Each Project Company’s payment and other material obligations under each EPC Contract have been fully discharged.

17.4	No payments or claims are outstanding under any EPC Contract.

17.5	The liability caps under each EPC Contract and associated warranty bond have not been depleted.

18	O&M Agreements and Management Services Agreements
A binding agreement has been entered into pursuant to which all existing O&M Agreements and Management Services Agreements will be duly and validly terminated no later than 30 days after the date of this Agreement and, upon their termination, there will be no outstanding obligations or liabilities under such existing O&M Agreements and Management Services Agreements for any party thereto.

19	RO Accreditation
All the Projects have received RO Accreditation and so far as the Seller is aware there are no circumstances which would result in any such accreditation being revoked.

20	PPAs

20.1	There has been no material breach by any Project Company or, so far as the Seller is aware, any other party to a PPA of its material duties or obligations under a PPA to which it is a party.

20.2	No material payments or claims are outstanding under any PPA or guarantee provided in respect of a PPA.

20.3	In respect of each PPA to which Statkraft Markets GmbH is a party, no Floor Price Rebates (as defined in those PPAs) have been (a) paid or (b) claimed but not yet paid, to Statkraft Markets GmbH.

20.4
In respect of each PPA to which Total Gas & Power Limited is a party, no notices have been served by Total Gas & Power Limited with regard to a variation of the calculation of the Index Price as defined in and under those PPAs.

21	Project Documents

21.1	All material agreements relating to the Project which have been entered into by one of more of the Group Companies (each a “Project Agreement”) are contained in the Data Room.

21.2	Each Project Company’s payment obligations that have become due and payable under its relevant Project Agreements have been fully satisfied.

22	Information
No information has been withheld from the Data Room with the intention to conceal it dishonestly or in bad faith from, or to mislead, the Purchaser with regard to any of the Group Companies, the Projects, the Project Documents or the Transaction.

23	Anti-Corruption and Anti-Money Laundering

23.1
Neither the Seller, nor any member of the Seller’s Group, nor any of the directors, officers or employees of any member of the Seller’s Group, nor, so far as the Seller is aware, any other person acting on behalf of the Seller’s Group has engaged in any activity or conduct that has resulted or will result in a potential violation of:

23.1.1	any Anti-Corruption Laws;

23.1.2	any Anti-Money Laundering Laws; or

23.1.3
any applicable laws relating to economic or trade sanctions, including the laws or regulations implemented by the Office of Foreign Assets Controls of the United States Department of the Treasury and any similar laws or regulations in other jurisdictions, in each case either in relation to such person or in relation to the Purchaser or a member of the Purchaser’s Group as a result of the Transaction.

23.2
No action, suit or proceeding by or before any court or Governmental Authority or regulatory agency, authority or body or any arbitrator, nor any internal allegation, involving the Seller or any member of the Seller’s Group with respect to the Anti-Corruption Laws, Anti-Money

Laundering Laws, or any applicable laws relating to economic or trade sanctions is pending or, to the knowledge of the Seller or the Seller’s Group, threatened.

Schedule 3
Purchaser’s Warranties

1	Capacity and Authority

1.1
The Purchaser is validly existing and duly registered under the laws of its jurisdiction of incorporation and has the requisite power and authority to enter into and to perform each Transaction Document to which it is a party.

1.2	Each Transaction Document to which the Purchaser is a party constitutes or will, when executed, constitute legally valid and binding obligations of the Purchaser.

1.3	Compliance with the terms of each Transaction Document to which the Purchaser is a party does not and will not conflict with or constitute a default or a breach under any provision of:

1.3.1	the memorandum or articles of association or equivalent constitutional documents of the Purchaser; or

1.3.2	any order, judgment, award, injunction, decree, ordinance or regulation or any other restriction of any kind or character by which the Purchaser is bound or submits.

2	Anti-Corruption and Anti-Money Laundering

2.1
Neither the Purchaser, nor any member of the Purchaser’s Group, nor any of the directors, officers or employees of any member of the Purchaser’s Group, nor, so far as the Purchaser is aware, any other person acting on behalf of the Purchaser’s Group has engaged in any activity or conduct that has resulted or will result in a potential violation of:

2.1.1	any Anti-Corruption Laws;

2.1.2	any Anti-Money Laundering Laws; or

2.1.3
any applicable laws relating to economic or trade sanctions, including the laws or regulations implemented by the Office of Foreign Assets Controls of the United States Department of the Treasury and any similar laws or regulations in other jurisdictions, in each case either in relation to such person or in relation to the Seller or a member of the Seller’s Group as a result of the Transaction.

2.2
So far as the Purchaser is aware, neither EFG Hermes UAE Limited nor any of its subsidiaries that has a direct or indirect interest in the Purchaser has engaged in any activity or conduct in connection with this Transaction that has resulted or will result in a potential violation of any of the matters set out in paragraph 2.1 of this Schedule 3.

2.3
No action, suit or proceeding by or before any court or Governmental Authority or regulatory agency, authority or body or any arbitrator, nor any internal allegation, involving the Purchaser or any member of the Purchaser’s Group with respect to the Anti-Corruption Laws, Anti-Money Laundering Laws, or any applicable laws relating to economic or trade sanctions is pending or, so far as the Purchaser is aware, threatened.

Schedule 4
Completion
Part A – Action to be taken by Purchaser

1	The Purchaser shall:

(a)	comply with Clause 3.2; and

(b)	deliver to the Seller:

(i)	evidence that the Purchaser is authorised to execute this Agreement and each of the Transaction Documents to be executed by the Purchaser;

(ii)	consents from Karim Moussa, Bakr Abdel-Wahab and Edwina Kelly to their appointment as directors of the Company;

(iii)	a certified copy of any power of attorney under which any of the foregoing documents are executed; and

(iv)	a copy of the Tax Deed duly executed and delivered by or on behalf of the Purchaser and the Guarantor.
Part B – Action to be taken by Seller or on behalf of the Seller

2	The Seller shall:

(a)	procure the delivery to the Purchaser of:

(i)	a copy of the duly executed Transitional Service Agreement redacted only in respect of pricing;

(ii)	duly executed transfer by the Seller in favour of the Purchaser of all the Shares;

(iii)	the share certificates representing the Shares;

(iv)	a copy of the Loan Note Redemption Deed duly executed and delivered by the Company and the Noteholder;

(v)	a power of attorney in the Agreed Form duly executed and delivered as a deed by the Seller in favour of the Purchaser in respect of the Shares;

(vi)	evidence that the Seller is authorised to execute this Agreement and each of the Transaction Documents to be executed by the Seller;

(vii)
the certificate of incorporation, common seal (if any), people with significant control register, share register or ledger and share certificate book and all minute books and other statutory books (written up to but not including Completion) of each Group Company;

(viii)	the resignation of Rebecca Cranna as director of the Company and its subsidiaries (as applicable) in the Agreed Form to take effect at Completion;

(ix)	evidence of the appointment of the Agent by the Seller and the Guarantor pursuant to Clause 29.1;

(x)	a copy of the Tax Deed duly executed and delivered by or on behalf of the Seller;

(xi)	a copy of any power of attorney under which any of the foregoing documents are executed; and

(xii)	evidence that the Noteholder has consented to repayment of the Loan Note at Completion in accordance with Clause 7.4.4 and waived the notice period prescribed by the terms of the Loan Note;

(b)	procure that a written resolution of the sole director of the Company be passed prior to or at Completion pursuant to which it is resolved in the Agreed Form that:

(i)	Karim Moussa, Bakr Abdel-Wahab and Edwina Kelly are appointed as replacement directors of the Company with effect from Completion;

(ii)	the redemption of the Loan Note and payment of the Loan Note Redemption Amount to the Noteholder on the Completion Date and the cancellation of the Loan Note by the Company upon its repayment; and

(iii)	subject to the payment of applicable stamp duty, the transfer referred to in paragraph 2(a)(ii) of this Schedule 4 is approved for registration.

Schedule 5
\Company Assets and Liabilities
Estimated Total Assets

Item	Amount (£’000)
Cash and cash equivalents	-
Total	-

Estimated Total Liabilities

Item	Amount (£’000)
Other liabilities	10
Total	10

Schedule 6
Conduct of the Group Companies Pre-Completion

1
From the date of this Agreement until the Completion Date (both dates inclusive), the Seller shall ensure that (except: (i) as expressly permitted by this Agreement; (ii) as may be required to give effect to and comply with this Agreement; (iii) as may be required by applicable law; or (iv) with the Purchaser's prior written consent):

(a)
each Group Company carries on its business in the ordinary and usual course and that no Group Company makes or agrees to make any material payment other than routine payments in the ordinary and usual course of business (for this purpose any payment in excess of £30,000.00 shall be deemed material);

(b)	all reasonable steps are taken to preserve and protect the assets of each Group Company and to preserve and retain its goodwill (including the existing relationships with customers and suppliers);

(c)
subject to Clause 17 (Confidentiality), the Purchaser's Representatives shall be allowed such access as is reasonably requested, upon reasonable notice and during normal working hours, to (i) the statutory books and records of each Group Company and (ii) the premises used by, and management of, each Group Company;

(d)
no Group Company or other member of the Seller’s Group does, allows or procures any act or omission which would constitute or give rise to a breach of any Seller's Warranty if the Seller's Warranties were repeated at any time before Completion by reference to the facts and circumstances then existing as if references in the Seller's Warranties to the date of this Agreement were references to the relevant date;

(e)
all relevant information which comes to its notice or that of any other member of the Seller’s Group in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a breach of any Seller's Warranty if the Seller's Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the relevant date, is promptly disclosed to the Purchaser;

(f)
no Group Company declares, authorises, makes or pays any dividend or other distribution (whether in cash, stock or in kind) other than any dividend or distribution which is Leakage for the purposes of this Agreement or reduces, purchases or redeems any part of its paid-up share or loan capital;

(g)
no Group Company (i) creates, allots or issues or agrees to create, allot, or issue any share or loan capital or other security or (ii) grants any option over or right to subscribe for any of its share or loan capital or other security;

(h)	no Group Company or member of the Seller's Group sells or purchases or disposes of any interest in any share or loan capital or other security of any Group Company;

(i)	all transactions between a Group Company and a member of the Seller's Group take place on arm's length terms;

(j)	no Group Company employs or agrees to employ any person, whether full-time or part-time basis;

(k)
no Group Company changes residence for Tax purposes or makes or changes any election, claim or similar in circumstances where that change is likely to materially impact any Group Company’s Tax position in an adverse manner;

(l)	no action is taken by any member of the Seller’s Group or any Group Company which is inconsistent with the provisions of any Transaction Document or the implementation of the Transaction;

(m)
no Group Company fails to settle in accordance with the payment procedures and timescales normally observed by the Group Companies any debts incurred by the Group Companies in the normal course of trading;

(n)
no Group Company enters into or terminates any contract or arrangement (whether written or otherwise) other than (i) in connection with the new management services agreements and operation and maintenance agreements to be entered into in order to replace the Management Services Agreements and the O&M Agreements, including any associated direct agreements and (ii) an agreement substantively in the form of the Remedial Works Agreement (provided that the Purchaser’s prior written consent may not be unreasonably withheld for any substantive amendments to such agreement);

(o)
no Group Company gives any guarantee, indemnity or other agreement to secure an obligation of a third party which if called or enforced would result in a cost to one or more Group Companies of £20,000 or more;

(p)	no Group Company enters into or modifies any Third Party Assurance;

(q)	the institution or settlement of any litigation, arbitration or other proceeding which could result in a payment to or by a Group Company of £20,000 (exclusive of VAT) or more;

(r)
no Group Company institutes or settles any material litigation, arbitration or other proceeding (for this purpose material shall mean any litigation, arbitration or other proceeding with a claim value in excess of £20,000);

(s)	no Group Company creates any Encumbrance over any of the Shares, the Receivable, any Other Receivable, the Loan Note or the share or loan capital or any asset of a Group Company;

(t)	no Group Company acquires or disposes of any material asset or material stocks, in each case, involving consideration, expenditure or liabilities in excess of £20,000 (exclusive of VAT);

(u)
no Group Company shall in connection with the Properties (i) terminate or serve any notice to terminate, surrender or accept any surrender of or vary or waive the terms of any of the Leases, (including any grazing licences granted in respect of the Properties) or (ii) enter into or vary any material agreement, lease, tenancy, licence or other commitment or (iii) agree any rent reviews under the Leases or the amount of any reinstatement securities without the prior written consent of the Purchaser; and

(v)	no Group Company enters into any arrangement or agreement of the kind described in paragraphs 14.10 or 14.16 of Schedule 2.

2	Prior to Completion, the Seller shall provide;

(a)	reasonable cooperation and assistance to the Purchaser in connection with any matter disclosed by the Purchaser’s pre-completion searches for the Properties;

(b)
an update to the Purchaser showing any Leakage since the date of this Agreement (i) at the end of each calendar month and (ii) approximately 5 Business Days prior to entry into the Purchase Price Escrow Agreement;

(c)	an update to the Purchaser at the end of each calendar month regarding the progress to remedy any breaches and resolve the dispute referred to in paragraph 3 below; and

(d)	an update to the Purchaser at the end of each calendar month on the progress towards the satisfaction of the conditions set out in Schedule 8.

3
As soon as practicable following the date of this Agreement, the Seller shall use all commercially reasonable efforts to: (i) engage with (or procure engagement by its agents or sub-contractors, including, without limitation, Lightsource, with the landlord of the Hill House Farm site in order to identify all alleged breaches of the lease at the Hill House Farm site; and (ii) remedy any breaches of such lease and to resolve the dispute with such landlord in relation to such alleged breaches as soon as reasonably practicable.

4
The Seller expects to receive payments from the Distribution Lock-Up Account (as such term is defined in the Common Terms Agreement) of £10,000,000 and £7,100,000 respectively prior to Completion. The Seller and the Purchaser agree that (i) if such payments are received by the Seller prior to Completion, they shall be treated as Leakage under this Agreement and shall reduce the Consideration payable by the Purchaser at Completion accordingly; and (ii) if such payments are not received by the Seller prior to Completion, the Seller and the Purchaser will discuss in good faith a mechanism to seek to allow these payments to be made on or prior to Completion with the effect that such payments will be treated as Leakage under this Agreement and shall reduce the Consideration payable by the Purchaser at Completion accordingly.

Schedule 7
Properties

1.	Fairwinds	The leasehold land on the west side of Lower Dunton Road, Dunton, Brentwood registered at the Land Registry with Title Number EX906729
2.	Crundale	The leasehold land at Fenton Home Farm, Crundale, Haverfordwest SA62 4PY registered at the Land Registry with Title Numbers CYM623739 and CYM672119
3.	Brook Farm	The leasehold land at Brook Farm, Lower Arncott, Bicester OX25 1NX registered at the Land Registry with Title Numbers ON321391 and ON321396.
4.	Brynteg	The leasehold land at Brynteg Farm and Soho Farm, Five Roads, Llanelli SA15 4ND registered at the Land Registry with Title Number CYM630841
5.	Bury Lane	The leasehold land lying to the south west of Station Road, Meldreth, Royston registered at the Land Registry with Title Number CB394659
6.	Epwell	The leasehold land to the north of Epwell Road, Shutford, Banbury registered at the Land Registry with Title Number ON314857
7.	Exning	The leasehold land on the north east side of Heath Road, Burwell registered at the Land Registry with Title Number SK357008
8.	Prestop Park	The leasehold land on the north side of Moira Road, Shellbrook, Ashby-De-La-Zouch registered at the Land Registry with Title Number LT466215
9.	Little Neath	The leasehold land at Neath and Wogaston Farm, Angle, Pembroke registered at the Land Registry with Title Number CYM645169
10.	Burthy Solar	The leasehold land at Burthy Farm, Summercourt, Newquay registered at the Land Registry with Title Number CL313731
11.	Sundorne Grove	The leasehold land at Sundorne Grove, Shrewsbury registered at the Land Registry with Title Number SL235858
12.	Horam	The leasehold land at Horam Manor Farm, Horam, Heathfield registered at the Land Registry with Title Number ESX365898
13.	Castle Combe	The leasehold land at Castle Combe Circuit, Castle Combe, Chippenham registered at the Land Registry with Title Number WT413222
14.	Crucis Farm
The leasehold land at Crucis Park Farm, Ampney Crucis, Cirencester GL7 5DX registered at the Land Registry with Title Number GR381663 and the leasehold land being subsoil lying to the south of Barnsley Road, Ampney Crucis, Cirencester registered at the Land Registry with Title Number GR381694

15.	Says Court	The leasehold land being Solar Farm, Says Court Farm, Badminton Road, Frampton Cotterell, Bristol BS36 2NY registered at the Land Registry with Title Number GR380004

16.	Fareham	The leasehold land at Newlands Farm, Stroud Green Lane, Fareham PO14 2HT registered at the Land Registry with Title Number HP766637
17.	Westwood	The leasehold land to the south west of Preston Road, Manston, Ramsgate registered at the Land Registry with Title Number TT21436
18.	Knowlton	The leasehold land at Knowlton Court, Knowlton, Canterbury registered at the Land Registry with Title Number TT21451
19.	West Farm	The leasehold land at West Farm, Cosheston, Pembroke Dock SA72 4UN registered at the Land Registry with Title Number CYM582039
20.	Langunnett	The leasehold land at Langunnett Farm, St Veep, Lostwithiel registered at the Land Registry with Title Number CL296043
21.	Manston	The leasehold land at Manston Farm, Manston Court Road, Manston, Ramsgate CT12 5AU registered at the Land Registry with Title Number TT11236
22.	Hill House Farm	The leasehold land at Hill House Farm, Cambridge registered at the Land Registry with Title Number GR390054
23.	Wrockwardine	The leasehold land at Wrockwardine Farm, Wrockwardine, Telford registered at the Land Registry with Title Number SL232048
24.	Hill Farm	The leasehold land at Penrhiwarwydd Farm, Mynyddislwyn, Newport NP11 7BB registered at the Land Registry with Title Number CYM642118

Schedule 8
Further Condition

1	Approval required for Clause 5.1.6
For the purposes of Clause 5.1.6, the Seller shall deliver to the Purchaser a Final Order:

(a)	approving an Avoidance Action Settlement;

(b)	dismissing or releasing the Avoidance Actions (as defined in the Indemnification Agreement); or

(c)
stating that neither a Group Company nor a purchaser of the shares or assets of a Group Company can be named in an Avoidance Action or a lawsuit relating to an Avoidance Action, or that any Claims against such Group Company or purchaser arising from or relating to an Avoidance Action are released;

2	Clause 5.1.6 Termination

(a)
If, following the expiration of the appeal period specified in Rule 8002 of the Federal Rules of Bankruptcy Procedure, an order of the Bankruptcy Court approving an Avoidance Action Settlement has not become a Final Order, other than for reasons relating to (x) entry of an order staying the effectiveness of such approval order or (y) a stipulation by a SunEdison Debtor (as defined in the Indemnification Agreement) not to take any actions in reliance on such order, the Purchaser shall, within 10 Business Days of such expiration, deliver a Notice to the Seller stating whether it will waive the Condition set out in Clause 5.1.6; and if the Purchaser’s Notice does not waive the Condition set out in Clause 5.1.6 within such time, the Seller shall have the right to terminate this Agreement (other than the Surviving Clauses) by giving Notice to the Purchaser until the 20th Business Day after receipt of such Notice. For the avoidance of doubt, this sub-paragraph (a) relates only to the situation where there has been a Bankruptcy Court order approving an Avoidance Action Settlement.

(b)
If, at any time following the date of this Agreement, TerraForm Power enters into a definitive agreement for an M&A Transaction (the “Definitive M&A Agreement”), TerraForm Power may deliver a Notice to the Seller (which notice shall include all provisions of the Definitive M&A Agreement for which TerraForm Power is not subject to confidentiality obligations and all provisions relating to an Avoidance Action Condition of any ancillary agreements) (i) if the Definitive M&A Agreement includes a condition relating to an Avoidance Action Settlement (an “Avoidance Action Condition”), requesting that Seller amend or modify Clause 5.1.6 of this Agreement to be substantially identical to such Avoidance Action Condition, mutatis mutandis or (ii) if the Definitive M&A Agreement does not include an Avoidance Action Condition, requesting that Seller amend or modify this Agreement to remove Clause 5.1.6. If, in either case, Purchaser does not agree to so amend or modify this Agreement on or prior to the Purchaser Decision Date:

(i)	the Seller shall have the right to terminate this Agreement (other than the Surviving Clauses) by giving Notice to the Purchaser until the Seller Decision Date; and

(ii)
notwithstanding anything to the contrary in this Agreement, from the Purchaser Decision Date until after the Seller Decision Date, the Completion Date may not occur without the Seller’s prior written consent, in its sole discretion.

(c)
If, at any time following the date of this Agreement and the entry by TerraForm Power into a Definitive M&A Agreement, TerraForm Power delivers a Notice to Seller (which notice shall include all provisions of the Definitive M&A Agreement for which TerraForm Power is not subject to confidentiality obligations and all provisions relating to an Avoidance Action Condition (if any) of any ancillary agreements) (i) stating that all conditions to closing for the M&A Transaction contemplated by such Definitive M&A Agreement that has been approved by the board of directors of TerraForm Power have been satisfied or waived (except for a condition that the transactions contemplated by this Agreement have closed and those conditions that by their nature are to be satisfied at the closing) that the Seller and, to the Seller's knowledge, the other parties to the M&A Transaction, are prepared to close, and (ii) and requesting that Seller waive the Condition set out in Clause 5.1.6; and Purchaser’s does not waive the Condition set out in Clause 5.1.6 on or prior to the Purchaser Decision Date:

(i)
the Seller shall have the right to terminate this Agreement (other than the Surviving Clauses) by giving Notice to the Purchaser effective immediately prior to the closing of the M&A Transaction, if such closing occurs on or prior to the Seller Decision Date; and

(ii)
notwithstanding anything to the contrary in this Agreement, from the Purchaser Decision Date until after the Seller Decision Date, the Completion Date may not occur without the Seller’s prior written consent, in its sole discretion.

(d)
Notwithstanding anything to the contrary in this Agreement, if the Seller terminates this Agreement as a result of a right to terminate arising pursuant to this paragraph 2 of this Schedule 8, no Party or any of its Affiliates shall have any claim whatsoever against any other Party or any of its Affiliates save in relation to any antecedent breach of this Agreement or under any of the Surviving Provisions.

3	Definitions
In this Schedule 8:
"Avoidance Action Settlement" means a settlement, whether under Rule 9019 of the Federal Rules of Bankruptcy Procedure or otherwise, among the SunEdison Debtors (as defined in the Indemnification Agreement), the Creditors' Committee, TerraForm Power, and/or other parties thereto, which includes a release of all Claims held and/or asserted by or on behalf of the SunEdison Debtors (as defined in the Indemnification Agreement) in respect of pre-petition transfers from any of the SunEdison Debtors to any Group Company;
"Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of New York having jurisdiction over the Chapter 11 Cases (as defined in the Indemnification Agreement) and, to the extent of the withdrawal of any reference under section 157 of title 28 of the United States Code and/or order of a district court pursuant to section 157(a) of title 28 of the United States Code with respect to the Chapter 11 Cases, the United States District Court for the Southern District of New York;
"Claims" means a "claim" as defined in section 101(5) of the U.S. Bankruptcy Code;

"Creditors' Committee" means the statutory committee of unsecured creditors appointed in the Chapter 11 Cases (as defined in the Indemnification Agreement) pursuant to section 1102 of the U.S. Bankruptcy Code, as constituted from time to time;
"Final Order" means an order or judgment of the Bankruptcy Court or any other court of competent jurisdiction that has been entered on the docket in the Chapter 11 Cases (or the docket of such other court) that is not subject to a stay and has not been modified, amended, reversed or vacated and as to which (i) the time to appeal, petition for certiorari, or move for a new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for a new trial, reargument or rehearing shall then be pending, or (ii) if an appeal, writ of certiorari, new trial, reargument or rehearing thereof has been sought, such order or judgment shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, reargument or rehearing shall have expired;
“M&A Transaction” means a transaction which would constitute either a Change of Control or a Qualifying Acquisition (as defined in the indentures governing Guarantor’s senior notes ) provided, however that this definition shall not include any transaction involving the shares or assets that are to be transferred under this Agreement and no other material assets;
“Purchaser Decision Date” means the 15th Business Day after the date a Notice is delivered pursuant to paragraph 2(b) or (c) of this Schedule 8;
“Seller Decision Date” means the 35th Business Day after the date a Notice is delivered pursuant to paragraph 2(b) or (c) of this Schedule 8; and
"U.S. Bankruptcy Code" means title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended from time to time.

Schedule 9
Form of Indemnification Agreement
INDEMNIFICATION AGREEMENT
This indemnification agreement (this “Agreement”) is effective as of the Effective Date (as defined below) among TerraForm Power Operating LLC, a company incorporated under the laws of the State of Delaware and whose registered office is at 7550 Wisconsin Ave, Bethesda, MD, 20814, United States of America (the “Indemnifying Party”), and Vortex Solar UK Limited, a company registered in England and Wales with company number 10473926 and whose registered office is at 6 St Andrew Street, London, EC4A 3AE, United Kingdom (the “Purchaser”). The Indemnifying Party and the Purchaser are sometimes referred to herein each individually as a “Party” and collectively as the “Parties.”
W I T N E S S E T H:
WHEREAS, SunEdison Yieldco UK HoldCo 2, LLC, a company incorporated under the laws of the State of Delaware, whose registered office is at 7550 Wisconsin Ave, Bethesda, MD, 20814, United States of America (the “Seller”), the Indemnifying Party, and the Purchaser are parties to that certain Sale and Purchase Agreement (the “SPA”), dated as of January 5th, 2017 (the “Effective Date”).
WHEREAS, pursuant to and in connection with the SPA, the Indemnifying Party has agreed to indemnify the Purchaser and certain of its affiliates and/or related parties on the terms set forth in this Agreement, and the Indemnifying Party recognizes that the Purchaser would not have entered into the SPA upon the terms therein set forth without such indemnification.
NOW, THEREFORE, in consideration of the consummation of the transactions contemplated by the SPA and intending to be legally bound hereby, the Parties agree as follows:
Article 1
CERTAIN DEFINITIONS
(a) As used in this Agreement:
“Acquired Entities” means the entities acquired direct or indirectly by Purchaser in the Transactions.
“Affiliate” means, with respect to any Person, (i) any other Person who or which, directly or indirectly, Controls, or is Controlled by, or is under common Control with such Person, (ii) any Person who or which, directly or indirectly, owns or controls 10% or more of any class of voting securities of such Person or (iii) any officer, director, general partner, special limited partner or trustee of any Person described in clause (i) or (ii).
“Agreement” has the meaning given to it in the introduction hereto.

“Avoidance Action” means any claim, suit, action, proceeding, investigation or inquiry in connection with or arising out of any conveyance of any nature whatsoever from a SunEdison Debtor to TerraForm Power, Inc. and/or its subsidiaries (or any other claim, suit, action, proceeding, investigation or inquiry arising out of the same facts, events or circumstances), including any adversary complaint (whether filed by the SunEdison Debtors or the official committee of unsecured creditors of the SunEdison Debtors) seeking the avoidance or unwinding of any such transaction and/or the recovery of any sum, compensation, order or award in respect of any such transaction.
“Chapter 11 Cases” means cases commenced by the SunEdison Debtors under chapter 11 of title 11 of the United States Code in the Bankruptcy Court for the Southern District of New York (Case No. 16-10992 (SMB) (Jointly Administered)).
“Control” (together with its correlative meanings, “Controlled by” and “under common Control with”) means with respect to any other Person, the possession, directly or indirectly, of power to direct or cause the direction of management or policies of such Person (whether through ownership of voting securities or partnership or other ownership interests, by contract, as trustee or executor, or otherwise).
“Indemnifying Party” has the meaning given to it in the introduction hereto.
“Indemnity” means the indemnity given by the Indemnifying Party in favour of the Purchaser pursuant to this Agreement.
“Losses” means any losses, claims, damages, liabilities and expenses in connection with any Proceeding.
“Person” means an individual, corporation, limited or unlimited liability company, limited or general partnership, trust, association, unincorporated organization or other entity, including a governmental or political subdivision or an agency or instrumentality thereof.
“Proceeding” means any claim, suit, action, proceeding, investigation or inquiry (including, without limitation, any shareholder or derivative action or arbitration proceeding) in connection with, relating to, or arising out of the Chapter 11 Cases or any other insolvency proceeding of any Affiliate of the SunEdison Debtors, including, without limitation, any Avoidance Action, in each case, which the Purchaser becomes involved with in any capacity (whether directly or indirectly) as a result of or in connection with any of the Transactions; provided that this definition shall not include any claim, suit, action, proceeding, investigation or inquiry arising out of the failure of any SunEdison Debtor to perform, satisfy or pay, or the rejection by any SunEdison Debtor of, contractual relationships with, or warranty and/or guarantee obligations owed to, (a) any Acquired Entity or (b) any third party engaged by the SunEdison Debtors to provide services to any Acquired Entity, including, in each case, by failing to prepare, or provide services in connection with the preparation of, audited and unaudited financial statements for the Acquired Entities.
“Purchaser” has the meaning given to it in the introduction hereto.
“Seller” has the meaning given to it in the recitals hereto.

“SPA” has the meaning given to it in the recitals hereto.
“SunEdison Debtors” means SunEdison, Inc. and certain of its Affiliates that have commenced Chapter 11 Cases, including any such Affiliate that commences a Chapter 11 Case after the date hereof.
“Transactions” means any of the transactions between the Purchaser, the Indemnifying Party and/or the Seller, among others, contemplated by the SPA.
(b)    For the purposes of the Indemnity (including, for the avoidance of doubt, as used in Article 2, Article 3, and Article 4 hereof):
References to the Purchaser shall include each of Vortex Solar UK Limited, Vortex Solar Investments S.à.r.l., Beaufort Investments S.à.r.l., EFG Hermes Holding SAE, and EFG Hermes UAE Limited, any of their respective Affiliates, each other Person, if any, Controlling any of the foregoing or any of its Affiliates, their respective officers, current and former directors, employees and agents and the successors and assigns of all of the foregoing Persons, in each case from time to time.
ARTICLE 2
INDEMNIFICATION
Section 2.01    . Indemnification. In the event that the Purchaser becomes involved in any capacity in any Proceeding, the Indemnifying Party agrees to indemnify, defend and hold the Purchaser harmless to the fullest extent permitted by law, from and against any Losses.
ARTICLE 3
REIMBURSEMENT OF EXPENSES; SETTLEMENT; LIMITATION ON LIABILITY
Section 3.01    . Reimbursement. In the event that the Purchaser becomes involved in any capacity in any Proceeding, the Indemnifying Party will reimburse all documented legal and other expenses (including the cost of investigation and preparation) incurred by or on behalf of the Purchaser in connection with any such Proceeding within thirty (30) days after the receipt by the Indemnifying Party of a statement or statements from Purchaser requesting such reimbursement from time to time, whether prior to, upon or after final disposition or settlement of such Proceeding.
Section 3.02    . Settlement of Proceedings. The Indemnifying Party will not settle any Proceeding in respect of which indemnity may be sought hereunder, whether or not the Purchaser is an actual or potential party to such Proceeding, without the Purchaser’s prior written consent (which consent may be withheld or conditioned at the Purchaser's sole discretion), unless such settlement (i) includes a full, unconditional and irrevocable release of the Purchaser from all liability in any way related to or arising out of such Proceeding, and (ii) does not include an admission of fault, culpability or a failure to act by or with respect to the Purchaser or an adverse statement regarding the reputation of the Purchaser or any action taken or omitted to be taken by or on behalf of the Purchaser.

Section 3.03    .    Purchaser – Limitation on Liability. The Indemnifying Party agrees that the Purchaser shall not have any liability to the Indemnifying Party or any Person asserting claims on behalf of or in right of the Indemnifying Party in connection with or as a result of the entry into any of the Transactions, the SPA or this Agreement or in or in connection with any Proceeding except for any liability arising pursuant to any of the Transaction Documents (as defined in the SPA).
ARTICLE 4
MISCELLANEOUS
Section 4.01    . Transaction Document. This Agreement is intended by the Parties to be and shall be a Transaction Document as defined in and for purposes of the SPA.
Section 4.02     Nonexclusivity of Rights. The foregoing Indemnity shall be in addition to any rights that any indemnified party may have at common law or otherwise.
Section 4.03    . Amendment. This Agreement may not be modified or amended except by a written instrument executed by or on behalf of each of the Parties. No amendment, alteration or repeal of this Agreement or of any provision hereof shall limit, restrict or reduce any right of the Purchaser under this Agreement in respect of any act or omission, or any event occurring, prior to such amendment, alteration or repeal. To the extent that a change in applicable law, whether by statute or judicial decision, (i) permits greater indemnification or reimbursement of expenses than would be afforded currently under this Agreement, it is the intent of the Parties that Purchaser shall enjoy by this Agreement the greater benefits so afforded by such change or (ii) limits rights with respect to indemnification or reimbursement of expenses, it is the intent of the Parties that the rights with respect to indemnification and reimbursement of expenses in effect prior to such change shall remain in full force and effect to the extent permitted by applicable law.
Section 4.04    . Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to enforce such term only by a writing signed by the Party against which such waiver is to be asserted. Unless otherwise expressly provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
Section 4.05    . Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Agreement (including each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and shall remain enforceable to the fullest extent permitted by law; (a) such provision or provisions shall be deemed reformed to the extent necessary to conform to applicable law and to give the maximum effect to the intent of the parties hereto; and (a) to the fullest extent possible, the provisions of this Agreement (including each portion of any Section of this Agreement containing any such provision held to be invalid, illegal or unenforceable, that is not itself invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested thereby.
Section 4.06    . Binding Effect. The Indemnifying Party expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Purchaser to enter into the SPA on the terms set forth therein.
Section 4.07    . Governing Law; Consent to Jurisdiction; Jury Trial. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The courts of the State of New York located in the City and County of New York or in the United States District Court for the Southern District of New York shall have exclusive jurisdiction over any proceeding or claim relating to this Agreement. The Purchaser and the Indemnifying Party each hereby waive all right to trial by jury in any proceeding or claim (whether based upon contract, tort or otherwise) relating to this Agreement.
Section 4.08    . Headings. The Article and Section headings in this Agreement are for convenience of reference only, and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.
Section 4.09    . Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one such counterpart signed by the party against whom enforceability is sought needs to be produced to evidence the existence of this Agreement.
Section 4.10    . Use of Certain Terms. As used in this Agreement, (a) the words “herein,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph, section, subsection, or other subdivision and (b) the word “including” shall mean “including, without limitation,” regardless of whether the words “without limitation” actually appear. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered to be effective as of the date first above written.

TerraForm Power Operating LLC
By:
Name:
Title:

Vortex Solar UK Limited
By:
Name:
Title: